Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

Casey’s General Stores, Inc.

Buck’s Inc.

Chicago SPE (N), Inc.

C.T. Jewell Company, Inc.

Buck’s Inc. of Collinsville

Buchanan Energy (N), LLC

Buchanan Energy (S), LLC

Buck’s Intermediate Holdings, LLC

Steven Buchanan

Buck's Holdco, Inc.

And

The Other Shareholders and Members

As May Join Herein

i

4.6	Ownership	44
4.7	Governmental Consents and Authorizations	45

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER		45
5.1	Organization and Power	45
5.2	Authorization	45
5.3	No Violation	45
5.4	Governmental Authorities and Consents	46
5.5	Investment Representations	46
5.6	Brokerage	47
5.7	Solvency	47
5.8	Independent Investigation	47

ARTICLE 6. COVENANTS		48
6.1	General	48
6.2	Operation of Business	48
6.3	Excluded Assets	49
6.4	Notice of Developments	49
6.5	HSR Act and Other Approvals	49
6.6	Exclusivity	52
6.7	Affiliated Transactions	53
6.8	Guarantees	53
6.9	Motor Fuel Supply Contracts	53
6.10	Access to Information	54
6.11	Data Privacy	54
6.12	Restructuring	54
6.13	Captive Insurance Commitments	54
6.14	Financing Cooperation	55

ARTICLE 7. CLOSING CONDITIONS		55
7.1	Conditions Precedent to Obligation of the Purchaser	55
7.2	Conditions Precedent to Obligation of the Companies, Seller and the Seller’s Shareholders	56

ARTICLE 8. TERMINATION		57
8.1	Termination of Agreement	57
8.2	Effect of Termination	59
8.3	Extensions; Waiver	59

ARTICLE 9. POST-CLOSING COVENANTS		59
9.1	Indemnification	59
9.2	General	67
9.3	Confidentiality; Press Release	68
9.4	Expenses	69
9.5	Transition	69
9.6	Transfer Taxes; Recording Charges	69
9.7	Specific Performance	69

9.8	Restrictive Covenants	69
9.9	Tax Matters	72
9.10	Release	73
9.11	Books and Records	74
9.12	Director and Officer Liability and Indemnification	74
9.13	Environmental Matters	74

ARTICLE 10. MISCELLANEOUS		78
10.1	Amendment and Waiver	78
10.2	Notices	78
10.3	Assignment	79
10.4	Severability	79
10.5	No Strict Construction	79
10.6	Captions	79
10.7	No Third Party Beneficiaries	79
10.8	Complete Agreement	79
10.9	Counterparts	80
10.10	Governing Law and Jurisdiction	80
10.11	Disclosure Schedules	80
10.12	Legal Representation; Conflicts Waiver	80
10.13	Rules of Construction	81
10.14	Certain Financing Provisions	82

LIST OF SCHEDULES AND EXHIBITS

Schedules
Schedule I	Company Real Property
Schedule II	Credit Support Arrangements
Schedule III	Excluded Assets
Schedule IV	Disclosure Schedules
Schedule V	Indebtedness

Exhibits
Exhibit A	Working Capital Methodology and Example
Exhibit B	Closing Consents
Exhibit C	Territory

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2020 by and among (a) Buck’s, Inc., a Nebraska corporation (“Buck’s”), Chicago SPE (N), Inc., a Delaware corporation (“Chicago SPE”), Buchanan Energy (N), LLC, a Delaware limited liability company (“Buchanan North”), Buchanan Energy (S), LLC, a Delaware limited liability company (“Buchanan South”), Buck’s Inc. of Collinsville, a Nebraska corporation (“Collinsville”), C.T. Jewell Company, Inc., a Nebraska corporation (“C.T. Jewell”), and Buck’s Intermediate Holdings, LLC, a Nebraska limited liability company (“Buck’s Intermediate”) (each of the foregoing entities is a “Company”, and all of the foregoing companies collectively are the “Companies”); (b) Buck’s Holdco, Inc., a Nebraska corporation (the “Seller”); (c) Steven Buchanan (“Buchanan”) and the other shareholders and members (as applicable) of Seller as may subsequently join herein as the result of a Restructuring (with Buchanan, each a “Seller’s Shareholder” and collectively the “Seller’s Shareholders”); and (d) Casey’s General Stores, Inc., an Iowa corporation (the “Purchaser”).  The Companies, the Seller, the Seller’s Shareholders and the Purchaser are referred to collectively herein as the “Parties” and individually as a “Party.”

WHEREAS, the Seller will, as of the Closing Date, own all the issued and outstanding limited liability company membership interests of Buck’s Intermediate (the “Seller Equity”);

WHEREAS, Buck’s Intermediate will, as of the Closing Date, own, directly or indirectly, all the issued and outstanding limited liability company membership interests of the other Companies, after any such entities currently corporations have been converted into limited liability companies; and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, one hundred percent (100%) of the Seller Equity (together with the transactions contemplated hereby, the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1          Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.16(i).

“Accounting Arbitrator” has the meaning set forth in Section 2.4(c)(ii).

“Acquisition Proposal” has the meaning set forth in Section 6.6(a).

“Action” has the meaning set forth in Section 10.14.

“Actual Closing Date Working Capital” means the aggregate Working Capital of the Companies as of 12:01 A.M., central standard time, on the Closing Date, or the nearest system closing date cut-off from the prior day, as applicable, as set forth on the Actual Closing Date Balance Sheet.

“Affiliate(s)” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.  For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Companies are or have been a stockholder.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person in connection with the execution and delivery of this Agreement or at the Closing and that is specifically listed in Section 2.3.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designated to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Basket” has the meaning set forth in Section 9.1(a)(iii)(A).

“Buc-ee’s Litigation” means that litigation and those proceedings, together with related agreements, described in the Amended and Restated Co-Existence and Settlement Agreement between Buck's and Buc-ee's, Ltd. dated September 10, 2018.

“Buchanan” has the meaning set forth in the preamble.

“Buchanan North” has the meaning set forth in the preamble.

“Buchanan South” has the meaning set forth in the preamble.

“Buck’s” has the meaning set forth in the preamble.

 “Buck’s Intermediate” has the meaning set forth in the preamble.

“Business” means the business of owning, leasing and/or operating motor fuel stations, car washes, and/or convenience stores and selling motor fuel to motor fuel stations and commercial accounts.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which banks in Omaha, Nebraska are authorized or required to be closed.

“Business Facility” includes any property (whether real or personal) that the Companies currently lease, operate or own or manage in any manner or which the Companies, or any of their organizational predecessors formerly leased, operated, owned or managed in any manner and as related to such former property for which any of the Companies reasonably could incur Liability.

“Cap” has the meaning set forth in Section 9.1(a)(iii)(A).

“Captive Escrow Amount” has the meaning set forth in Section 2.5(b).

“Captive Promissory Note” has the meaning set forth in Section 2.5(b).

“Cash” means cash and cash equivalents plus (a) deposits in transit to the extent there has been a reduction of receivables on account thereof, (b) cash reserves on deposit with the captive insurance company of the Companies, (c) deposits and/or escrows held by or for the benefit of third parties, less (d) outstanding checks to the extent there has been a reduction of accounts payable on account thereof.  “Cash” includes cash that is restricted by Indebtedness.  “Cash” excludes, however, Petty Cash.

“Chicago SPE” has the meaning set forth in the preamble.

“Claim Notice” has the meaning set forth in Section 9.1(c)(i).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Cash” has the meaning set forth in Section 2.4(b).

“Closing Date Remaining Indebtedness” has the meaning set forth in Section 2.4(b).

“Closing Purchase Price” has the meaning set forth in Section 2.4(a)(i).

“Closing Structure” has the meaning set forth on Schedule 6.12 of the Disclosure Schedules.

“COBRA” has the meaning set forth in Section 3.16(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collinsville” has the meaning set forth in the preamble.

“Commonly Controlled Entity” has the meaning set forth in Section 3.16(a).

“Company” or “Companies” has the meaning set forth in the preamble, and shall include any post-Closing successor thereto.

“Company Leases” has the meaning set forth in Section 3.7(a).

“Company Parties” has the meaning set forth in Section 10.14.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Common Share Interest” has the meaning set forth in Section 6.13.

“Compliance Filings” has the meaning set forth in Section 6.2

“Competitive Business” has the meaning set forth in Section 9.8(b)(i).

“Confidential Information” means any non-public information concerning the business and the affairs of Purchaser, the Companies, Seller’s Shareholders or the Seller, as applicable.

“Confidentiality Agreements” means the Confidentiality Agreement by and between the Companies and Purchaser dated September 30, 2019, and the Clean Team Confidentiality Agreement by and between the Companies and Purchaser dated April 8, 2020.

“Contamination” means the presence, whether known or unknown, at, on, under, or originating or migrating from or to any Company Real Property or Business Facility of any chemical, compound, material, substance or other matter that: (a) is a flammable, corrosive, explosive, hazardous, toxic or regulated material, substance or waste, or other injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials, including, but not limited to asbestos, hydrocarbons, petroleum, petroleum additive or petroleum products, natural gas or gas compounds, volatile or semi-volatile organic or chemical compounds, including methyl tertiary butyl ether, polychlorinated biphenyl, herbicides, insecticides, or fungicides, or metals; or (b) is controlled, designated in, regulated or governed by any Environmental Law.  “Contamination” also shall include any previously unknown Contamination, and any increase in existing Contamination or previously unknown Contamination.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including, without limitation, leases, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), exclusive of applications, permits and licenses.

“Credit Support Arrangement” has the meaning set forth in Section 6.8.

“C.T. Jewell” has the meaning set forth in the preamble.

“Data Protection Commitments” means all relevant representations, statements, obligations and commitments that each of the Companies has made or entered into with respect to the privacy, security, confidentiality or processing of Personal Data, including, without limitation, (i) all policies, notices, statements or similar disclosures published or otherwise publicly made available by each of the Companies; (ii) all policies, procedures or standards of each of the Companies; and (iii) all material contractual agreements to which each of the Companies is a party, provided however that each of the Companies is not responsible for the privacy or data security practices of its counterparties or customers.

“Data Protection Laws” means applicable laws and regulations relating to the privacy, security, or confidentiality of Personal Data.

“Data Protection Requirements” has the meaning set forth in Section 3.10(h).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Dispute Notice” has the meaning set forth in Section 2.4(c)(ii).

“DOJ” has the meaning set forth in Section 6.5(c).

“Employee Pension Plans” has the meaning set forth in Section 3.16(a).

“Employee Plan” and “Employee Plans” have the meaning set forth in Section 3.16(a).

“Employee Welfare Plans” has the meaning set forth in Section 3.16(a).

“Engineering and Institutional Controls” means those restrictions and requirements imposed by the Companies, any prior owners of any Company Real Property, Business Facility, or any Governmental Authority with respect to activities on and/or the use of any Company Real Property or Business Facility, including, without limitation, easements, paving caps, engineered barriers, groundwater restrictions, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, and registration of sites containing Contamination.

“Environmental Laws” means any and all treaties, statutes, laws, rules, regulations, ordinances, Orders, consent agreements, orders on consent, or guidance documents now or hereafter in effect of any applicable Governmental Authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Hazardous Materials, a community’s right to know, or worker protection.

“Environmental Liabilities” means any Liability, Loss or Remediation resulting from or arising in connection with any environmental related matter or condition of any nature affecting or involving the Companies, the Business, the Company Real Property, the Business Facilities,  any Contracts or the assets of the Companies, including any Liability, Loss or Remediation resulting from or arising in connection with any actual, potential or threatened violation of any applicable Environmental Law and/or Environmental License relating to the Companies, the Business, the Company Real Property, the Business Facilities, any Contracts and/or the assets of the Companies.

“Environmental License” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, exemptions and other forms of authorization necessary for the ownership, use and/or operations of the Companies, the Business, or any Business Facility to comply with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means UMB National Association.

“Estimated Closing Date Remaining Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.4(a).

“Excluded Assets” has the meaning set forth in Section 6.3.

“Expiration Date” means 5:00 P.M., central standard time, on the date which is ninety (90) days following the date hereof; provided, however, that if the applicable waiting period under the HSR Act has not terminated or expired prior to such date or if the DOJ, FTC, or other Governmental Authority has made a request for additional information or documentary material relevant to this transaction after the initial filing, the Expiration Date shall be automatically extended until 5:00 P.M., central standard time, on the date which is fifteen (15) days following the date of such termination or expiration but, in no event, shall the Expiration Date be extended to a date more than two hundred seventy (270) days after the date hereof without the mutual agreement of the Parties.

“Extended Survival Date” means the date that is the fifth (5th) anniversary following the Closing Date.

“Final Closing Date Cash” has the meaning set forth in Section 2.4(c)(i), Section 2.4(c)(ii) or Section 2.4(c)(iii), as applicable.

“Final Closing Date Remaining Indebtedness” has the meaning set forth in Section 2.4(c)(i), Section 2.4(c)(ii) or Section 2.4(c)(iii), as applicable.

“Final Purchase Price” has the meaning set forth in Section 2.4(d)(ii).

“Final Working Capital” has the meaning set forth in Section 2.4(c)(i), Section 2.4(c)(ii), or Section 2.4(c)(iii), as applicable.

“Financial Reports” means (a) Company audited reports for (i) fiscal years ending May, 2019 and May, 2020 for Buck’s, and (ii) calendar years ending December, 2018 and December, 2019, for Buchanan North and Buchanan South, (b) unaudited financial information for the fourteen (14) month period ending July 31, 2020 for Buck’s, and a seven (7) month period ending July 31, 2020 for Buchanan North and Buchanan South, and (c) unaudited financial information for fiscal years ending 2018 and 2019 for C.T. Jewell.

“Financing” means any financing or refinancing transactions undertaken by Purchaser or its Subsidiaries in connection with the Transactions.

“Financing Parties” has the meaning set forth in Section 10.14.

“Financing Sources” means all agents, arrangers, lenders, underwriters and other counterparties with respect to any actual or potential Financing, their Affiliates and each such Person’s respective representatives.

“FTC” has the meaning set forth in Section 6.5(c).

“Fuel Supply Contract” has the meaning set forth in Section 6.9.

“Fuel Supply and Captive Escrow Agreement” has the meaning set forth in Section 2.3(b)(vi).

“Fuel Supply Escrow Amount” has the meaning set forth in Section 2.5(b).

“Fuel Supply Escrow Promissory Note” has the meaning set forth in Section 2.5(b).

“Fundamental Representation” means any representation or warranty of the Companies and Buchanan set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (No Violations), or Section 3.19 (Brokerage), or of the Seller and the Seller’s Shareholders set forth in Section 4.1 (Organization and Power); Section 4.2 (Authorization of Transactions), Section 4.3 (No Violations), Section 4.4 (Litigation), Section 4.5 (Brokerage), or Section 4.6 (Ownership), or of the Purchaser set forth in Section 5.1 (Organization and Power),  Section 5.2 (Authorization), Section 5.3 (No Violation) or Section 5.6 (Brokerage).

“GAAP” means generally accepted accounting principles in the United States, as modified to state land and buildings at their last appraised value, if any, on the Companies’ balance sheets.

“General Survival Date” means the date that is fifteen (15) months following the Closing Date.

“Governmental Authority” or “Governmental Authorities” means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Governmental Licenses” means all permits, licenses, franchises, Orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Authority, excluding, however Environmental Licenses.

“Hazardous Materials” means:  (a) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” or “contaminant” under any applicable Environmental Law; (b) any material, waste or substance which is or contains:  (i) petroleum, oil or a fraction thereof, (ii) explosives, or (iii) radioactive materials (including naturally occurring radioactive materials); and (c) such other substances, materials, or wastes that are classified or regulated under any applicable Environmental Law.

“HIPAA” has the meaning set forth in Section 3.16(k).

“HIPAA Regulations” has the meaning set forth in Section 3.16(k).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication (a) all obligations of such Person for borrowed money (excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current Liabilities reflected in the calculation of Working Capital); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (c) all obligations in respect of letters of credit, solely to the extent drawn prior to Closing, and bankers’ acceptances issued for the account of such Person; (d) any accrued interest, prepayment premiums or penalties related to any of the foregoing (excluding any amounts included in the calculation of Working Capital); (e) any capitalized lease obligation and, to the extent not a capitalized lease, any lease obligation for trucks, trailers and tankers used in the Business; (f) any deferred revenue; (g) any customer deposits; and (h) any gift card Liabilities.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.3(b)(vii).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.5(c).

“Indemnity Escrow Promissory Note” has the meaning set forth in Section 2.5(c).

“Knowledge” or “Known” means the actual knowledge and appreciation of Buchanan and Nichole Mallett.

“Leased Real Property” means any property of the Companies under any lease, sublease, license, concession and other agreement, pursuant to which the Companies hold a leasehold or sub-leasehold estate in, or are granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Legal Requirement” means any applicable provision of any law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation by a Governmental Authority of any of the foregoing) of, and the terms of any Governmental License issued by, any Governmental Authority.

“Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Liens” means any mortgage, deed of trust, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, charge, or other restriction of any kind.

“Loss” or “Losses” have the meaning set forth in Section 9.1(a)(i).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (individually an “Event” and collectively “Events”) that, individually or in the aggregate with all other Events, has had or would reasonably be expected to have a material and adverse effect upon the business, financial condition or operating results of the Companies taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (a) any change in any Legal Requirement; (b) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (c) any change that is generally applicable to the industries in which the Companies operate; (d) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (e) any action taken by Purchaser or any of its Affiliates; (f) any omission to act or action taken at the direction of, or with the consent of, Purchaser; (g) any national or international political event or occurrence, including acts of war or terrorism or any natural disaster, whether or not occurring or commenced before or after the date of this Agreement; (h) any actions required in order to obtain any waiver or consent from any Person, other than with respect to the waivers and consents listed on Exhibit B attached hereto, or Governmental Authority in connection with the transactions contemplated by this Agreement and the other agreements referenced herein; (i) any failure by the Companies to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (i) shall not prevent a determination that any Event underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such Event is not otherwise excluded from this definition of Material Adverse Effect)); (j) changes in financial, banking or securities markets (including but not limited to changes in foreign currency exchange rates) and any disruption thereof and decline in the price of any security or any market index; (k) changes in accounting standards, requirements or principles (including GAAP); (l) any action by any Governmental Authority, national or regional emergency, epidemic, pandemic, disease outbreak, or public-health emergency (including, without limitation, quarantine, stay-at-home or shelter-in-place orders, and the impact of COVID-19, regardless of the quantitative or qualitative level of financial or operational impact from COVID-19), or any other events beyond the control of Companies, whether similar or dissimilar to those set forth herein; or (m) any matter set forth in the Disclosure Schedules (provided that any material change in facts concerning a matter set forth in the Disclosure Schedules and new matter occurring after the date of this Agreement may be considered in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.9(a).

“Multiemployer Plan” has the meaning set forth in Section 3.16(a).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means (a) articles or certificate of incorporation and bylaws of a corporation; (b) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (d) any amendment to any of the foregoing.

“Other Plans” has the meaning set forth in Section 3.16(a).

“Owned Real Property” has the meaning set forth in Section 3.7(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ and similar Liens arising or incurred in the ordinary course of business consistent with past practices for amounts that are not delinquent or that are being contested in good faith, (b) easements, rights of way, rights of entry, restrictions and other similar charges and encumbrances of record, (c) Liens for real estate Taxes or Taxes not yet due and payable or, if due and payable, that are being contested in good faith by appropriate proceedings, (d) Liens that will be satisfied and released of record on or prior to the Closing Date, (e) all Engineering and Institutional Controls, (f) zoning or other governmentally established Lien (including but not limited to statutory liens of landlords), (g) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation, (h) railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign, (i) such state of facts of which an accurate survey or inspection of the property would reveal, (j) reciprocal easement agreement or other customary encumbrance on title to real property that was not granted by the Companies to secure Indebtedness of the Companies (other than those Liens with respect to which the Indebtedness secured thereby will be satisfied at or prior to Closing), or (k) Tenant Leases.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, Governmental Authority or other entity.

“Personal Data” means (a) any information, in any form, that, alone or in combination with other information, describes, relates to, identifies, is reasonably capable of being associated or could reasonably be linked, directly or indirectly, with an individual person or household; or (b) information that otherwise is defined as “personal data”, “personal information” or “personally identifiable information” under applicable Data Protection Laws or relevant Data Protection Commitments.

“Petty Cash” means cash of the Companies located at and used in the operation of any Company Real Property in the ordinary course, all of which is to remain at the Company Real Property at Closing and be included in the calculation of Working Capital.

“Pre-Closing Date Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Proceeding” has the meaning set forth in Section 9.1(c)(i).

“Proprietary Rights” means the following properties, including properties under statutory law or common law:  (a) all trademarks, services marks, trade names, trade dress, brand names, slogans, logos, corporate names, domain names, social media accounts, registrations and applications for registrations for the foregoing with all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, extensions, and renewals, foreign and domestic, relating thereto, together with the goodwill connected therewith and any right to recover for past infringement thereof and other past injury thereto; (b) inventions existing at the time of transfer of assets (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto; (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto; (d) trade secrets (including ideas, research and development, know-how, formulas, compositions, manufacturing, packaging and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) computer software and firmware (including all data and related documentation); (f) mask works and all applications, registrations, and renewals relating thereto; (g) all other proprietary rights, (h) copies and tangible embodiments of the foregoing (in whatever form or medium); and (i) registrations and applications for any of the foregoing.  Proprietary Rights do not include Publicly Available Software or generally commercially available “off the shelf” or “shrink‑wrapped” Software that is loaded or running on any of the computers of the Companies.

“Publicly Available Software” means any Software that may require as a condition of use, modification or distribution that such Software (a) be disclosed or distributed in source code form or (b) be licensed for the purpose of making derivative works.

“Purchase Money Note” means the promissory note of the Purchaser in favor of Seller (or its designee) for the balance of the Purchase Price as described in Section 2.2(a), which shall be paid in full by wire transfer of immediately available funds to the Seller two (2) Business Days after Closing at which point the Purchase Money Note shall be returned to the Purchaser and cancelled.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 9.1(a)(i).

 “Remaining Indebtedness” means, with respect to the Companies at any date, without duplication, in each case as determined in accordance with GAAP: (a) any deferred revenue, (b) any customer deposits, and (c) any gift card Liabilities.

“Remediation” means (a) any investigation of known or suspected environmental conditions, (b) any action necessary to comply with and ensure compliance with requirements of Environmental Laws, and (c) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor or otherwise address or respond to the release or threatened release of Hazardous Materials at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor.

“Remediation Activity” means any investigation (including, without limitation, any site investigation), study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, bioremediation, response, treatment, cleanup or abatement work, operations and maintenance, Engineering and Institutional Controls, whether on-site or off-site, of Contamination to industrial/commercial standards, as required by Environmental Laws or relevant Contracts.

“Restructuring” has the meaning set forth in Section 6.12.

“Schedules” means Schedules I through Schedule V hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Equity” has the meaning set forth in the recitals.

 “Seller Indemnitees” has the meaning set forth in Section 9.1(b)(i).

“Seller’s Shareholder” or “Seller’s Shareholders” has the meaning set forth in the preamble.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Proprietary Rights embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Solvent” means, with respect to any Person, that, as of the applicable date of determination, (a) the fair saleable value of the assets of such Person, as of such date, exceeds the sum of (1) all obligations of such Person (including contingent and other liabilities), as of such date, plus (2) the amount that will be required to pay the probable obligations of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person is able to pay its debts as they become due, and (d) such Person has not incurred, and does not intend to incur, or believe that it will incur, obligations beyond its ability to pay as such obligations mature.

“Straddle Period” has the meaning set forth in Section 9.9(b).

“Subsidiary” or “Subsidiaries” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Target Working Capital” means Four Million Dollars ($4,000,000).

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, Texas margin, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, escheat requirement, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Survival Date” means the date that is thirty (30) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the Tax Warranty.

“Tax Warranty” means any representation or warranty of the Companies and Buchanan set forth in Section 3.18 (Tax Matters), as well as any indemnification pursuant to Section 9.9, exclusive of real estate taxes.

“Tenant Leases” means leases of real or personal property by any of the Companies to any third parties.

“Territory” has the meaning set forth in Section 9.8(b).

“Transaction” has the meaning set forth in the recitals.

“Updated Schedules” has the meaning set forth in Section 6.4(b).

“Warehouse Lease” means that certain lease by and between Buchanan and the Purchaser, to be negotiated in good faith by Buchanan and the Purchaser prior to Closing, governing the Purchaser’s use of warehouse property located at 4945 and 4955 South 72nd Street, Omaha, Nebraska, and pursuant to which Buchanan will lease the property to one or more of the Companies for one year for $1.

“Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total consolidated, combined current assets of the Companies as of such date minus the total consolidated, combined current liabilities of the Companies as of such date, in each case determined in accordance with GAAP; provided, however, that (A) current assets shall not include Cash other than Petty Cash, and (B) current liabilities shall not include  Indebtedness.  Working Capital shall be calculated as set forth on Exhibit A attached hereto, including the illustrative example set forth therein.

ARTICLE 2.
PURCHASE AND SALE OF SELLER EQUITY

2.1        Purchase and Sale of Seller Equity. Upon the terms and subject to the conditions set forth in this Agreement, and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Seller Equity, free and clear of all Liens.

2.2          Purchase Price.

(a)         Purchase Price.  The purchase price for the Seller Equity shall be Five Hundred Eighty Million and No/100 Dollars ($580,000,000.00) (the “Purchase Price”); provided that the payment of the Purchase Price at the Closing shall be adjusted in accordance with Section 2.4(a)(i); and provided, further, that the portion of the Purchase Price that would otherwise be payable at Closing to Seller shall be paid to Seller (or its designee) pursuant to the terms of the Purchase Money Note; and provided, further, that the Purchase Price shall be further adjusted after the Closing in accordance with Sections 2.4 and 9.1(f) below.

(b)          Delivery.  At or prior to the Closing, Purchaser shall deliver:

(i) to the Escrow Agent, on behalf of the Seller, the Fuel Supply Escrow Promissory Note as defined and payable in accordance with Section 2.5(b) below;

(ii) to the Escrow Agent, on behalf of the Seller, the Indemnity Escrow Promissory Note as defined and payable in accordance with Section 2.5(c) below;

(iii) to the Escrow Agent on behalf of the Seller, the Captive Promissory Note, as defined and payable in accordance with Section 2.5(b) below; and

(iv) to Seller (or its designee) the Purchase Money Note for the balance of the Purchase Price.

(c)          Indebtedness. Schedule V attached hereto sets forth a list of Indebtedness of the Companies, other than Remaining Indebtedness, as of the date of this Agreement. It is contemplated by the Parties that, at or prior to the Closing, all Indebtedness, other than the Remaining Indebtedness, of the Companies as of the Closing Date will be or have been fully repaid. The Remaining Indebtedness, if any, shall result in a reduction of the Purchase Price in accordance with Section 2.4 below.

2.3          Closing Transactions.

(a)          The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGrath North Mullin & Kratz, PC LLO, 1601 Dodge Street, Suite 3700, Omaha, Nebraska 68102 (or remotely via the exchange of documents and signatures by facsimile or electronic transmission), as promptly as practicable (but in any event within three (3) Business Days) following the date on which the last of the conditions set forth in Article 7 are fulfilled or waived (other than conditions that are to be satisfied by actions taken at Closing), or at such other time or place as the Purchaser, the Companies and the Seller shall agree in writing, but no later than the Expiration Date.  The date upon which the Closing occurs is herein called the “Closing Date.”

(b)          The Companies’ and the Seller’s Closing Deliveries.  Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, the Companies and the Seller, as applicable, shall deliver to the Purchaser:

(i)          assignments of membership interests, dated as of the Closing Date, representing the Seller Equity that constitutes membership interests or units in a limited liability company, all in form and substance reasonably acceptable to the Purchaser and Seller and duly executed by Seller;

(ii)         A certificate of each Company, dated as of the Closing Date, certifying as to (A) the completeness and correctness of attached copies of such Company’s Organizational Documents (including amendments thereto), (B) resolutions of the shareholders/members and board of directors/managers, as applicable, of each Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (C) the incumbency and signatures of the officers or managers, as applicable, of each Company executing this Agreement and any other certificate or document delivered in connection herewith, in form and substance reasonably acceptable to Purchaser and Seller and duly executed by the secretary or manager, as applicable, of such Company;

(iii)       Certificates of existence and good standing of each Company from the jurisdiction of its incorporation, dated within five (5) Business Days prior to the Closing Date, certified by the appropriate authorities of the Governmental Authorities issuing such certificates;

(iv)        Written resignations of Buchanan, Nichole Mallett and each manager and/or director, as applicable, of the Companies, dated as of the Closing Date, each in form and substance reasonably acceptable to the Purchaser and Seller and duly executed by Buchanan, Nichole Mallett and each such manager and/or director;

(v)         Signatures of Buchanan as reasonably appropriate to such consents, approvals, releases from and filings with Governmental Authorities or with those third parties described on Exhibit B, provided, that such consents, approvals, releases and filings:

(A)          Pertain only to transition or ordinary course of business operational matters;

(B)          Do not pertain or relate to the matters addressed in Section 6.5;

(C)          Do not impose or result in any cost, expense or other financial obligation on the part of Seller, Buchanan or the other Seller’s Shareholders;

(D)          Will not result in any increase in current liabilities of the Companies as included in Working Capital, Estimated Closing Date Working Capital, Actual Closing Date Working Capital and Final Working Capital;

(E)          Are factually accurate and are in compliance with applicable laws.

(vi)        An escrow agreement, dated as of the Closing Date, by and among Purchaser, Buchanan and the Escrow Agent, in mutually agreeable form (the “Fuel Supply and Captive Escrow Agreement”), which agreement shall (A) relate to the delivery, maintenance and release of both the Fuel Supply Escrow Amount and the Captive Escrow Amount, if any, and (B) be duly executed by Buchanan;

(vii)       An escrow agreement, dated as of the Closing Date, by and among Purchaser, Buchanan and the Escrow Agent, in mutually agreeable form (the “Indemnity Escrow Agreement”), which agreement shall (A) relate to the delivery, maintenance and release of the Indemnity Escrow Amount, and (B) be duly executed by Buchanan;

(viii)      A certificate, dated as of the Closing Date, of the Companies and the Sellers, certifying that each condition specified in Sections 7.1(a) through (c),  Section 7.1(f) and Section 7.1(i) has been satisfied, in form and substance reasonably acceptable to Purchaser and Seller, and duly executed by an officer or manager of each Company and Seller;

(ix)         Evidence of the terminations described in Sections 6.7 and 9.9(e);

(x)        Both a non-foreign affidavit, dated as of the Closing Date, from Seller, sworn under penalties of perjury and in form and substance (A) required under the Treasury Regulations issued pursuant to Code Section 1445 and (B) reasonably acceptable to Purchaser, stating that Seller is not a “foreign person” as defined in Code Section 1445, duly executed by Seller, and a fully completed and signed Form W-9 from the Seller;

(xi)         The Warehouse Lease, dated as of the Closing Date and duly executed by Buchanan;

(xii)        Such other separate instruments reasonably required by Purchaser in connection with the consummation of the transactions contemplated by this Agreement; and

(xiii)      Copies of all consents, approvals, releases, or waivers described on Exhibit B attached hereto except to the extent waived by Purchaser (which waiver shall be deemed to have been given by the fact of Purchaser proceeding to Closing without having obtained any of the same).

(xiv)       If obtained, evidence of the transfer to Seller or Buchanan of the entire Common Share Interest (as defined in Section 6.13).

(c)           Purchaser’s Deliveries.  Subject to the conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver to the Seller and the Companies, as appropriate:

(i)          The Purchase Money Note;

(ii)          Evidence of delivery to the Escrow Agent of the Fuel Supply Escrow Promissory Note (as defined below);

(iii)         Evidence of delivery to the Escrow Agent of the Indemnity Escrow Promissory Note (as defined below);

(iv)         Evidence of delivery to the Escrow Agent of the Captive Escrow Promissory Note;

(v)         A certificate, dated as of the Closing Date, certifying as to (A) resolutions of the board of directors of the Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) the incumbency and signatures of the officer(s) of the Purchaser executing this Agreement and any other certificate or document delivered in connection herewith, duly executed by the secretary of the Purchaser;

(vi)         The Fuel Supply and Captive Escrow Agreement, duly executed by the Purchaser;

(vii)        The Indemnity Escrow Agreement, duly executed by the Purchaser;

(viii)      Copies of all consents, approvals, releases from and filings with Governmental Authorities required in order to effect the transactions contemplated by this Agreement, except to the extent waived by Purchaser (which waiver shall be deemed to have been given by the fact of Purchaser proceeding to Closing without having obtained any of the same);

(ix)         A certificate, dated as of the Closing Date, of the Purchaser certifying that each condition specified in Section 7.2(a) through (c) and (e) has been satisfied, duly executed by an officer or manager of the Purchaser;

(x)          The Warehouse Lease, dated as of the Closing Date and duly executed by the Purchaser;

(xi)         A certificate of insurance in connection with the Warehouse Lease reasonably acceptable to Seller; and

(xii)        Such other separate instruments reasonably required by the Seller in connection with the consummation of the transactions contemplated hereby.

2.4          Working Capital, Cash and Remaining Indebtedness Adjustment.

(a)          Closing Adjustment.

(i)          At the Closing, the Purchase Price shall be adjusted by (A) either (1) an increase by the amount, if any, by which the Estimated Closing Date Working Capital (as determined in accordance with Section 2.4(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital, and (B) a decrease by the amount, if any, of the Estimated Closing Date Remaining Indebtedness. The net amount after giving effect to the adjustments shall be the “Closing Purchase Price.”

(ii)         No later than three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement setting forth its good faith estimate of Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and Closing Date Remaining Indebtedness (the “Estimated Closing Date Remaining Indebtedness”), which statement shall contain a calculation of Estimated Closing Date Working Capital and Estimated Closing Date Remaining Indebtedness (the “Estimated Closing Date Statement”) and a certificate of the Companies that the Estimated Closing Date Statement was prepared in accordance with this Agreement.

(b)         Determination of Post-Closing Date Adjustment.  No later than seventy-five (75) days following the Closing Date, the Purchaser shall prepare and deliver to Buchanan Purchaser’s written calculations of (i) the Actual Closing Date Working Capital, (ii) Cash of the Companies as of the Closing Date (“Closing Date Cash”), and (iii) Remaining Indebtedness of the Companies as of the Closing Date (“Closing Date Remaining Indebtedness”), and a certificate of the Chief Financial Officer of the Purchaser that the calculation of the Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness was prepared in accordance with this Agreement.

(c)           Disputed Final Adjustment.

(i)         No later than forty-five (45) days following delivery of the Purchaser’s written calculation of the Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness, Buchanan shall notify the Purchaser in writing whether he accepts or disputes the accuracy of the calculation of Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness. If Buchanan accepts the calculation of Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness determined pursuant to Section 2.4(b), or if Buchanan fails within such forty-five (45) day period to notify the Purchaser of any dispute with respect thereto, then the calculation of Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness determined pursuant to Section 2.4(b) shall be the “Final Working Capital”, the calculation of Closing Date Cash determined pursuant to Section 2.4(b) shall be the “Final Closing Date Cash”, and the calculation of Closing Date Remaining Indebtedness determined pursuant to Section 2.4(b) shall be the “Final Closing Date Remaining Indebtedness”, which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects.

(ii)        If Buchanan disputes the accuracy of the calculation of Actual Closing Date Working Capital, Closing Date Cash or Closing Date Remaining Indebtedness, Buchanan shall provide written notice to the Purchaser no later than forty-five (45) days following the delivery by the Purchaser to Buchanan of the calculation of Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness (the “Dispute Notice”), setting forth in reasonable detail those items that Buchanan disputes, the amounts of any adjustments that are necessary in Buchanan’s judgment for the computations of the Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness to conform to the requirements of this Agreement, and the basis for Buchanan’s suggested adjustments.  During the thirty (30) day period following delivery of a Dispute Notice, the Purchaser and Buchanan shall meet and negotiate in good faith with a view to resolving their disagreements over the disputed items.  Until the final determination of Final Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness, Buchanan and its respective agents shall be provided with such access to the financial books and records of the Companies as they may reasonably request to enable them to review Purchaser’s calculations of the Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness, and to review and address any issues related to the matters described in any Dispute Notice.  If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Working Capital”, “Final Closing Date Cash” and “Final Closing Date Remaining Indebtedness” shall be the amounts agreed upon by them.  If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then the Purchaser and/or Buchanan shall request that a mutually agreeable independent accounting firm (the “Accounting Arbitrator”) (who shall be deemed to have been engaged jointly by Buchanan and the Purchaser) make a binding determination as to the disputed items in accordance with this Agreement.

(iii)        The Accounting Arbitrator will, under the terms of its engagement, have a reasonable time not to exceed ninety (90) days unless the Parties agree in writing to extend the same, from the date of referral within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness based solely on the resolution of such disputed items.  The Purchaser and Buchanan shall submit their respective final information and testimony when requested by the Accounting Arbitrator who shall render its decision expeditiously.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of (i) Actual Closing Date Working Capital shall be deemed the “Final Working Capital.”, (ii) Closing Date Cash shall be deemed the “Final Closing Date Cash”, and (iii) Closing Date Remaining Indebtedness shall be deeded the “Final Closing Date Remaining Indebtedness”. The fees and expenses of the Accounting Arbitrator shall be paid by the Purchaser, on the one hand, and Buchanan, on the other, proportionate to the determination of the Accounting Arbitrator on the disputed items.

(d)          Payment Following Calculation of Final Working Capital, Closing Date Cash and Final Closing Date Remaining Indebtedness.

(i)          Following the determination of the Final Working Capital, Final Closing Date Cash and Final Closing Date Remaining Indebtedness, the Purchase Price shall be recalculated and adjusted as follows:

(A)          If the Final Working Capital is less than the Estimated Closing Date Working Capital, then the Purchase Price will be reduced by the amount of such deficiency, and Buchanan shall deliver to the Purchaser cash in the amount of such deficiency.  If the Final Working Capital is greater than the Estimated Closing Date Working Capital, then the Purchase Price will be increased by the amount of such excess, and the Purchaser shall deliver to Buchanan cash in the amount of such excess.

(B)           If Final Closing Date Cash is greater than $0.00, then the Purchase Price will be increased by the amount of such excess, and the Purchaser shall deliver to Buchanan cash in the amount of such excess.

(C)           If Final Closing Date Remaining Indebtedness is less than the Estimated Closing Date Remaining Indebtedness, then the Purchase Price will be increased by the amount of such deficiency, and the Purchaser shall deliver to Buchanan cash in the amount of such deficiency. If Final Closing Date Remaining Indebtedness is greater than the Estimated Closing Date Remaining Indebtedness, then the Purchase Price will be reduced by the amount of such excess, and Buchanan shall deliver to the Purchaser cash in the amount of such excess.

(ii)        The Purchase Price, as adjusted pursuant to this Section 2.4, shall be referred to herein as the “Final Purchase Price”. All payments pursuant to this Section 2.4(d) shall be made by wire transfer in immediately available United States funds, and shall be made within three (3) Business Days following: (A) the forty-five (45)-day period following the Purchaser’s delivery of the calculation of the Actual Closing Date Working Capital, Closing Date Cash and Closing Date Remaining Indebtedness pursuant to Section 2.4(b) if Buchanan does not timely dispute such amounts pursuant to Section 2.4(c)(i); (B) the date of Buchanan’s and the Purchaser’s mutual determination of Final Working Capital, Final Closing Date Cash and Final Closing Date Remaining Indebtedness in the event Buchanan timely disputes any amounts pursuant to Section 2.4(c)(ii) and Buchanan’s and the Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.4(c)(ii); or (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Closing Date Cash and Final Closing Date Remaining Indebtedness pursuant to Section 2.4(c)(iii) in the event Buchanan timely disputes any amounts pursuant to Section 2.4(c)(ii) and Buchanan and the Purchaser are unable to resolve their differences pursuant to Section 2.4(c)(ii).

(iii)        The Parties hereby acknowledge and agree that any amounts payable pursuant to this Section 2.4 shall be deemed an adjustment to the Purchase Price.

(e)          Accounting Procedures.  The determination of Estimated Closing Date Working Capital, the Actual Closing Date Working Capital, and Final Working Capital shall be calculated consistent with the methodology and illustrative example provided in Exhibit A attached hereto.

2.5          Escrow Accounts and Letter of Credit.

(a)          Prior to the Closing, the Purchaser and Buchanan shall mutually agree on the terms of the Fuel Supply and Captive Escrow Agreement and the Indemnity Escrow Agreement, the latter of which shall include terms to implement Sections 2.5(f)-(j). The Purchaser shall pay all of the Escrow Agent’s fees and Purchaser shall bear no expenses relating to any letter of credit referenced below.

(b)        At the Closing, the Purchaser shall deliver to the Escrow Agent (i) a promissory note (the "Fuel Supply Escrow Promissory Note") in the amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the “Fuel Supply Escrow Amount”) made payable to Seller and to be held by the Escrow Agent, and (ii) if the Seller has not provided the Closing deliverable described in Section 2.3(b)(xiv), a promissory note (the "Captive Promissory Note") in the amount of Five Million Dollars ($5,000,000) (the “Captive Escrow Amount”) made payable to Seller and to be held by the Escrow Agent.  The Fuel Supply Escrow Amount shall be used to secure the obligations of the Seller pursuant to Section 6.9.  The Fuel Supply Escrow Promissory Note and the Captive Promissory Note shall be held and released by the Escrow Agent pursuant to both Section 2.5(e) below and the Fuel Supply and Captive Escrow Agreement.  The Fuel Supply Amount, or the remaining balance thereof, shall be released to the Seller the last day of the twelfth month after the Closing Date unless there are unresolved claims outstanding at such time, in which event the amount in dispute shall remain in place until all such claims are resolved; provided, however, that during such twelve (12) month period, and promptly following the respective dates that Seller’s obligations under Section 6.9 with respect to each respective Fuel Supply Contract have been finally determined, Purchaser and Seller shall direct the Escrow Agent to release to Seller the amount equal to (i) the respective portion of the Fuel Supply Amount attributed to such Fuel Supply Contract, less (ii) the portion, if any, of the Fuel Supply Amount paid pursuant to Section 6.9 with respect to such Fuel Supply Contract. The Captive Escrow Amount shall be released to Seller at such time as evidence is provided to the Escrow Agent that the Common Share Interest has been transferred to Buchanan,

(c)          At the Closing, the Purchaser shall deliver to the Escrow Agent a promissory note (the “Indemnity Escrow Promissory Note”) in the amount of Forty Million Dollars ($40,000,000.00) (the “Indemnity Escrow Amount”) made payable to Seller and to be held by the Escrow Agent.  The Indemnity Escrow Amount shall be used to secure the obligations of the Seller pursuant to Section 9.1 and Section 9.9.  The Indemnity Escrow Promissory Note shall be held and released by the Escrow Agent pursuant to both Section 2.5(e) below and the Indemnity Escrow Agreement. Unless released pursuant to Section 2.5(f), the Indemnity Escrow Amount, or the remaining balance thereof, shall be released to the Seller the last day of the fifteenth month after the Closing Date, unless there are unresolved claims outstanding at such time, in which event the amount in dispute shall remain in place until all such claims made prior to such date are resolved.

(d)          All escrow accounts established with the Escrow Agent shall be interest bearing and the interest earned shall be remitted to the Party receiving the related cash held in escrow upon closing of such account.

(e)          The Fuel Supply Escrow Promissory Note, the Captive Promissory Note, and the Indemnity Escrow Promissory Note shall be paid in full by wire transfer of immediately available funds to the Escrow Agent two (2) Business Days after Closing at which point each of the Fuel Supply Escrow Promissory Note, the Captive Promissory Note, and the Indemnity Escrow Promissory Note shall be returned to the Purchaser and cancelled.

(f)          The Indemnity Escrow Amount shall be released to the Seller immediately upon delivery to the Escrow Agent of joint written notice from Purchaser and Seller, which shall not be unreasonably delayed, conditioned or withheld, that Seller has delivered to Purchaser a final and enforceable qualifying letter of credit in the Indemnity Escrow Amount.  A qualifying letter of credit shall be substantially in the form of the draft provided to Purchaser and shall:

(i)          name Purchaser as beneficiary and be payable to Purchaser upon delivery of written notice to the issuer of the letter of credit with evidence of delivery to Seller or Steve Buchanan, noting the amount to be drawn under the letter of credit, accompanied by the original letter of credit and amendment(s) approved by Purchaser, if any, and Purchaser's written statement on Purchaser's letterhead, executed by an authorized signatory, stating any of the following:

“(A)        Beneficiary has abided by the procedures prescribed in the Equity Purchase Agreement (the “Equity Purchase Agreement”) by and among Casey’s General Stores, Inc., Buck’s Inc., Chicago SPE (N), Inc., C.T. Jewell Company, Inc., Buck’s Inc. of Collinsville, Buchanan Energy (N), LLC, Buchanan Energy (S), LLC, Buck’s Intermediate Holdings, LLC, Steven Buchanan, Buck’s Holdings, Inc. and other shareholders and members party to the Equity Purchase Agreement that allow Beneficiary to make such claim and withdraw the requested funds under this letter of credit and that:

  (I)          a copy of a final, non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision (each a “Final Order”) is attached; or

  (II)          this claim has been determined by mutual agreement of Applicant and Beneficiary but that Applicant has failed to make payment of such claim within three (3) days after the amount of such claim was finally determined; or.

(B)           Beneficiary is in receipt of Bank of America, N.A.'s Notice of Non-Extension Under Letter of Credit No. _______, the Seller's/Applicant's obligation under the Equity Purchase Agreement remains.”

(ii)          provide for an expiration fifteen (15) months after the Closing Date, with provisions for automatic renewal (subject to issuer’s right to non-renewal) for one year periods after the initial or any extended expiration date, and

(iii)        require issuer to provide at least 120 days’ notice to Purchaser of any expiration or non-renewal and allow Purchaser to draw the full amount available under the letter of credit if notice is given by the issuer that such letter of credit will not be renewed after the initial or any extended expiration date. Seller and Buchanan acknowledge and agree that Purchaser shall be entitled to draw the full amount of the letter of credit upon its receipt of such notice, provided such amount is deposited to escrow as described in (g) below.

(g)          If the Purchaser draws under the letter of credit upon notice of non-renewal by the issuer, the amount of such draw shall be deposited to an escrow account previously established with the Escrow Agent under the Indemnity Escrow Agreement, and such amount shall thereafter be held and released by the Escrow Agent pursuant to the terms of such escrow agreement.

(h)          If there are no claims made under the letter of credit prior to the last day of the fifteenth month after the Closing Date, Purchaser shall cooperate with Seller to cause cancellation of the letter of credit. If there are unresolved claims under the letter of credit at the end of the fifteen (15) month period that have claim value, determined in good faith, of less than the amount then available under such letter of credit, Purchaser shall cooperate with Seller to obtain an amended or replacement letter of credit in reduced face amount sufficient to satisfy such claim, including any related fees or expenses.

(i)          The aggregate amount of draws under the letter of credit shall not exceed the Indemnity Escrow Amount.

(j)          To the extent the Indemnity Escrow Amount is held by the Escrow Agent, Purchaser shall cooperate with Seller and the Escrow Agent in good faith to allow Seller to direct the investment of the Indemnity Escrow Amount in equity securities or such other investments as Seller shall reasonably determine.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth on the disclosure schedules attached hereto as Schedule IV (as subsequently updated and completed, the “Disclosure Schedules”), the Companies and Buchanan, jointly and severally, represent and warrant to the Purchaser effective as of the date hereof (unless another effective date is specified in this Article 3) and, if the Closing occurs, as of the Closing Date as if made at and as of such date, as follows:

3.1         Organization and Power.  Each of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Except as set forth on Schedule 3.1 of the Disclosure Schedules, each of the Companies is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which each such Company does business, as listed on Schedule 3.1 of the Disclosure Schedules, which jurisdictions constitute all of the jurisdictions in which the ownership or proper conduct of the Business requires any Company to be so qualified.  Each of the Companies has all requisite power and authority to carry on the Business as now conducted.  As of the date hereof and as of the Closing Date, each of the Companies has or will have, respectively, all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  True, accurate and complete copies of the Companies’ Organizational Documents, including all amendments thereto, have heretofore been delivered to Purchaser.

3.2         Authorization.  As of the date hereof and as of the Closing Date, the execution, delivery and performance by the Companies of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Companies, and no other act or proceeding on the part of the Companies, or their officers, directors, managers, shareholders or members, is necessary to authorize the execution, delivery or performance by the Companies of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby.  As of the date hereof and as of the Closing Date, this Agreement has been duly executed and delivered by the Companies, and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Companies will each constitute, a valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

3.3          Capitalization.

(a)         Schedule 3.3(a) of the Disclosure Schedules accurately sets forth the authorized and outstanding equity of the Companies and the name and number of shares of capital stock or membership interests, as applicable, held by each stockholder or member, as applicable, thereof.  All of the issued and outstanding shares of capital stock and membership interests, as applicable, of the Companies have been duly authorized, are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned of record by the stockholders and members, as applicable, of the Companies, as the case may be, as set forth on Schedule 3.3(a) of the Disclosure Schedules, free and clear of any Lien other than Permitted Liens.  Except for this Agreement and as may be set forth on Schedule 3.3(a) of the Disclosure Schedules, there are no outstanding or authorized (i) options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Companies are a party or which is binding upon the Companies providing for the issuance, disposition or acquisition of any of the Company’s respective equity or any rights or interests exercisable therefor or (ii) obligations of the Companies to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Companies and the same will be true after the Restructuring.  There are no voting trusts, proxies or other agreements or understandings to which the Companies are a party or are bound with respect to the voting of any capital stock on membership interests of the Companies.

(b)          Except as set forth on Schedule 3.3(b) of the Disclosure Schedules, the Companies do not have any Subsidiaries, nor do the Companies hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

3.4          No Violation.

(a)          As of the date hereof and as of the Closing Date, except as set forth on Schedule 3.4 of the Disclosure Schedules, the execution, delivery and performance by the Companies of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby (including the Restructuring) will not:  (i) violate, conflict with, result in any breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), their respective Organizational Documents; (ii) violate, conflict with, result in a breach of, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, grant any purchase right, or require any notice or consent under any Material Contract to which the Companies are a party or by which they are bound or to which any of their respective assets are bound; (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets or any of the equity of the Companies; (iv) except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5, and except as described on Exhibit B, require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other Person under the provisions of any law, statute, rule, regulation, Order or any Material Contract to which the Companies are subject, or by which the Companies are bound or to which the Companies or any of their respective assets are bound (other than the impact the closing of this transaction may have on Governmental Licenses), or (v) except as described on Exhibit B, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Companies under any of the terms, conditions or provisions of any statute, law, ordinance, rule, regulation, Order, permit or license of any court or Governmental Authority applicable to the Companies, or any of their respective properties or assets (other than the impact the closing of this transaction may have on Governmental Licenses).

(b)          Except as set forth on Schedule 3.4 of the Disclosure Schedules and except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5 by the Seller, the Seller’s Shareholders, the Companies and the Purchaser, no consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority are required to be obtained or made by the Companies in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other transactions contemplated hereby to which the Companies are or will be a party or the consummation by the Companies of the transactions contemplated hereby (other than the impact the closing of this transaction may have on Governmental Licenses).

3.5          Financial Reports.  The Financial Reports have been prepared in accordance with GAAP and fairly present in all material respects the designated information of the Companies for the period covered thereby.

3.6         Absence of Certain Developments.  Except as set forth on Schedule 3.6 of the Disclosure Schedules or as otherwise explicitly required by this Agreement, and other than any distributions or dividend of Excluded Assets or Cash, for the period beginning December 31, 2019 through the date hereof, each of the Companies has conducted its business in all material respects only in the ordinary course of business, and there has not been, with respect to the Companies, any:

(a)          material change in the businesses, operations, properties or condition, financial or otherwise, of the Companies that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies;

(b)          amendment of Organizational Documents of the Companies;

(c)          split, combination or reclassification of any shares of the Companies’ capital stock;

(d)          issuance, sale or other disposition of any of the Companies’ capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Companies’ capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of the Companies’ capital stock or redemption, purchase or acquisition of the Companies’ capital stock;

(f)          material change in the Companies’ accounting principles;

(g)         material change in the Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the assets listed on Schedule 3.8 of the Disclosure Schedules or cancellation of any material Indebtedness owed to a Company;

(k)          material damage, destruction or loss (whether or not covered by insurance) to the Companies’ property;

(l)           any capital investment in, or any loan to, any other Person;

(m)         acceleration, termination, material modification to or cancellation of any material Contract to which any Company is a party or by which it is bound;

(n)         imposition of any Liens (other than Permitted Liens, Liens to secure Indebtedness that Seller shall cause to be removed at or in advance of Closing, or Liens on Company Real Property otherwise shown on the title reports or commitments and unrelated to any Indebtedness) upon any of the Companies’ properties, capital stock or assets, tangible or intangible;

(o)          hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any material employee below the position of officer except to fill a vacancy in the ordinary course of business;

(p)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees other than as repaid prior to Closing;

(q)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(r)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)           purchase, lease or other acquisition of the right to own, use or lease any property or assets other than in the ordinary course, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(t)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u)          action by the Companies to make, change or rescind any material Tax election or amend any Tax Return that would have the effect of increasing the Companies’ Tax liability;

(v)          (i) material change in the benefits provided or compensation payable or to be provided or to become payable to any of its shareholders, members, directors, managers, officers or employees (other than increases in the ordinary course of business), (ii) granting of any severance or termination pay to, or entered into or materially amend any employment, severance or other agreement or arrangement with, shareholders, members, directors, managers, officers, employees, agents, independent contractors or any of their representative affiliates, other than in the ordinary course of business, or (iii) establishment, adoption, or entering into or materially amending any material employee benefit plan.

3.7          Company Real Property; Tenant Leases.

(a)          Leased Real Property.  Schedule I, Subpart B, sets forth the street address of each Leased Real Property facility of the Companies.  True, correct and complete copies of each such lease, license or other agreement creating rights of the Companies in the Leased Real Property and all amendments and extensions thereto (collectively, the “Company Leases”) have been made available to the Purchaser.  With respect to each of the Company Leases, (i) such Company Lease is legal, valid, binding and enforceable against the Companies, as applicable, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought, and is in full force and effect and has not been materially modified (except to the extent disclosed in the lease documents made available to Purchaser); (ii) except for a possible consent of the other party to a Company Lease pursuant to the terms of such Company Lease, the transactions contemplated hereby do not require the consent of any other party and will not result in a breach of or constitute a default under such Company Lease, and (iii) none of the Companies, nor to the Knowledge of the Seller, any other party to such Company Lease, is in material breach or default under any such Company Lease which is not being addressed in the ordinary course of business.  Except as being addressed in the ordinary course of business, there are no renegotiations of, or attempts to renegotiate, or outstanding rights to currently renegotiate, any material amounts paid or payable to or by the Companies, as applicable, under current Company Leases with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

(b)          Owned Real Property.  Schedule I, Subpart A, contains the street address of all real property owned by the Company, in whole or in part (the “Owned Real Property”), and includes the name of the record title holder thereof.

(c)          Company Real Property.  With respect to each facility and parcel of real property comprising the Company Real Property:

(i)          Except as set forth on Schedule I, there are no pending or, to the Knowledge of the Seller, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions relating to the Company Real Property or other matters affecting materially and adversely the current use, occupancy or value thereof;

(ii)          Except as set forth on Schedule I, there are no parties, other than the Companies or tenants under Tenant Leases, with material rights with respect to possession of the Company Real Property.

(d)          Real Property Used in the Business.  The Company Real Property identified on Schedule I comprises all of the real property used in the operation of the Business.

(e)          Tenant Leases.  Schedule I, Subpart C, lists each Tenant Lease.  True, correct and complete copies of each Tenant Lease have been made available to the Purchaser.  Except as will be addressed in the ordinary course of business, (i) the transactions contemplated hereby do not require the consent of any third party to such Tenant Lease and will not result in a breach of or constitute a default under such Tenant Lease, and (ii) none of the Companies, nor to the Knowledge of the Seller any other party to such Tenant Lease, is in material breach or default under any such Tenant Lease.

(f)          Indebtedness.          The Owned Real Property and the Company Real Property shall be delivered to the Purchaser on the Closing Date free and clear of all Indebtedness, other than the Remaining Indebtedness.

3.8        Assets.  Except as to Company Real Property (as to which Companies, Seller,  Buchanan and the other Seller’s Shareholders make no representation or warranty as to title or interest and as to which Purchaser relies solely on such title reports or commitments as it deems appropriate), the assets that are located at the Company Real Property and necessary to the operation of the Business are either:  (i) owned by a Company and are subject only to any Permitted Liens, or (ii) held by a Company pursuant to a valid leasehold interest, subject to Permitted Liens. Except for the Excluded Assets, such assets are adequate and sufficient in all material respects for the continuing conduct of the businesses of the Companies as currently conducted.  Such assets shall be delivered to the Purchaser on the Closing Date free and clear of all Indebtedness, other than the Remaining Indebtedness.

3.9          Material Contracts and Commitments.

(a)          Schedule 3.9(a) of the Disclosure Schedules lists all of the following Contracts to which any Company is a party and which are currently in effect (the “Material Contracts”):

(i)           Any Contract between the Companies and any retail sellers of motor fuel, other than Tenant Leases (Tenant Leases otherwise scheduled on Schedule I);

(ii)          Any Contract that by its terms grants any right of first refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by the Companies;

(iii)         Any Contract between the Companies and any major oil company;

(iv)         Any Contract involving aggregate consideration in excess of $300,000, which in each case, cannot be cancelled by the Companies without penalty or without more than three hundred sixty-five (365) days’ notice;

(v)          Any Contract that provides for any hedging or swap arrangement;

(vi)         Any Contract providing for the sale of more than $500,000 of Company assets, other than in the ordinary course of business;

(vii)        Any Contract providing for the acquisition of any operating business or the capital stock of any other Person, in each case involving payments in excess of $90,000;

(viii)       Any employment agreement and Contracts with independent contractors or consultants (except as described in Section 4.4) and which are not cancellable without penalty or without more than ninety (90) days’ notice;

(ix)         Any collective bargaining Contract or Contract with any labor organization, union or association;

(x)          Except for Contracts with lenders/lessees to be paid at or before Closing, ground leases and Contracts otherwise in the ordinary course of business, any Contract providing for the indemnification by the Companies of any Person or the assumption by the Companies of any Tax or environmental Liability of any Person;

(xi)         Any sales or purchase contract with any Governmental Authority;

(xii)        Any Contract providing for the establishment or operation of any material partnership or joint venture; or

(xiii)       Any Contract containing covenants of the Companies that prohibit the Companies from competing in any line of business or geographic area that would be reasonably expected to have a Material Adverse Effect.

(b)         Except as disclosed on Schedule 3.9(b) of the Disclosure Schedules:  (i) to Seller’s Knowledge, no Contract set forth on Schedule 3.9(a) of the Disclosure Schedules has been breached in any material respect or canceled by the other party thereto which has not been duly cured or reinstated; (ii) none of the Companies are in breach of or default under, or has provided or received any notice of any intention to terminate under such Contract; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default by any Company under any such Contract or grant to any third party any right to accelerate or terminate or result in a loss of any material rights under any such Contract.  Except as disclosed on Schedule 3.9(b) of the Disclosure Schedules, each Contract listed on Schedule 3.9(a) of the Disclosure Schedules is valid, binding and enforceable against the Company that is a party thereto, as the case may be, and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought. Complete and correct copies of each Contract included on Schedule 3.9(a) have been made available to Purchaser.

(c)          Buck’s has not licensed the use of the trade name “Bucky’s” to any third party.

3.10        Proprietary Rights.

(a)          Each of the Companies owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable contract (including all rights and licenses to use images and stock photography) in the items listed on Schedule 3.10(a) of the Disclosure Schedules for the operation of the Business; provided, however, that branding/marketing under contracts with any major oil company is not required to be listed on Schedule 3.10(a) of the Disclosure Schedules and are excluded to the extent any such contract does not exist or survive Closing.  The Proprietary Rights set forth on Schedule 3.10(a) of the Disclosure Schedules constitute all material Proprietary Rights currently used in the operation of the Business (the “Business Proprietary Rights”).

(b)          Each of the Companies follows reasonable commercial practices to protect its proprietary and confidential information.

(c)          The conduct of the Business does not and, as of the Closing Date, will not infringe upon or misappropriate in any material respect any Proprietary Rights of any third parties, and none of the Companies have received in the past twelve (12) months any charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim or written notice that any Company must license or refrain from using any Proprietary Rights of any Person).  To Seller’s Knowledge, other than the Buc-ee's Litigation, no third party has infringed upon or misappropriated in any material respect any Business Proprietary Rights, and no licensee or sublicensee of any of the Companies has provided any Company with any information of any of the foregoing by such licensee or sublicensee in connection with such licensee’s or sublicensee’s practice of any Proprietary Rights licensed or sublicensed to it by any of the Companies.

(d)          Schedule 3.10(d) of the Disclosure Schedules identifies (A) each patent or registration which has been issued to each of the Companies with respect to any of the Business Proprietary Rights and each pending patent application or application for registration which each of the Companies has made with respect to any of the Business Proprietary Rights (collectively, the “Registered Business Proprietary Rights”), and (B) each license, sublicense, agreement, or other permission which any Company has granted to any third party with respect to any of the Registered Business Proprietary Rights (together with any exceptions).  Each of the Companies has made available to Purchaser correct and complete copies of all such Registered Business Proprietary Rights (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 3.10(d) of the Disclosure Schedules attached hereto also identifies each material unregistered trademark, material unregistered service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software) and each material unregistered copyright used by each of the Companies in connection with the Business.  Except as otherwise set forth on Schedule 3.10(d) of the Disclosure Schedules, with respect to each item of the Registered Business Proprietary Rights:

(i)           each of the Companies owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure except as related to the Buc-ee's Litigation;

(ii)          the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)       each such item is valid and enforceable and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to Seller’s Knowledge is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv)         none of the Companies have ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v)          no loss or expiration of the item is pending or to Seller’s Knowledge threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any of the Companies, including without limitation, a failure by any Company to pay any required maintenance fees).

(e)          Schedule 3.10(e) of the Disclosure Schedules identifies each item of material Proprietary Rights that any third party owns and that any of the Companies uses or holds for use in the Business as currently conducted pursuant to license, sublicense, agreement, or permission, other than branding/marketing under any contract with a major oil company and are excluded to the extent any such contract does not exist at or survive Closing.  Each of the Companies has made available to Purchaser correct and complete copies of all such licenses, sublicenses, agreements (including any hosting and cloud computing agreements), and permissions (as amended to date).  With respect to each item of Proprietary Rights required to be identified on Schedule 3.10(e) of the Disclosure Schedules attached hereto, except as set forth on Schedule 3.10(e) of the Disclosure Schedules, none of the Companies have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.  With respect to each item of Proprietary Rights required to be identified Schedule 3.10(e) of the Disclosure Schedules attached hereto, to Sellers’ Knowledge and except as disclosed in Schedule 3.10(e) of the Disclosure Schedules:

(i)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)          the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(iii)       no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)         no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

(v)          with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license.

(f)         Each of the Companies has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental, administrative or regulatory laws, regulations, guidelines and rules applicable to it in regard to any Business Proprietary Rights.

(g)          The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems currently used in the conduct of the Business (collectively, “Systems”) are sufficient for the immediate needs of the Business.  Each of the Companies has taken commercially reasonable steps to provide for the back-up and recovery of data and information critical to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of such business.  Each of the Companies has in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.  Each of the Companies is not individually or collectively a party to any agreement (including any open source software agreement) or arrangement, or otherwise subject to any duty, which (in either case) (i) restricts any of the Companies’ free use or disclosure of any source code relating to any of the Business Proprietary Rights, or (ii) requires any of the Companies to (x) include any source code relating to any Business Proprietary Rights with any distribution or delivery (whether physical or on a hosted basis) of such software and/or (y) permit any licensee of the Business Proprietary Rights to modify any source code relating to any of the Business Proprietary Rights. None of the Companies have agreed to indemnify any third party from and against the use of any Systems.

(h)         Except as set forth on Schedule 3.10(h) of the Disclosure Schedules, as of the date of this Agreement, each of the Companies: (i) has complied in all material respects with applicable Data Protection Laws and relevant Data Protection Commitments (collectively, “Data Protection Requirements”), and is not aware of any violation or breach of any Data Protection Requirements in any material respect; (ii) has not been made aware of any material loss, theft, unauthorized access to, or unauthorized acquisition, use, modification, disclosure or destruction of any Personal Data (a “Security Incident”); and (iii) has not been made aware of any valid legal claim, investigation, or other enforcement action by any Person with respect to any Security Incident or alleged material violation of a Data Protection Requirement.

(i)           Each of the Companies maintains commercially reasonable safeguards as a private company for privacy and cyber-security.

(j)           Each of the Companies maintains commercially reasonable controls as a private company to ensure that each of the Companies is in compliance in all material respects with applicable Data Protection Laws.

3.11        Governmental Licenses.  Except as disclosed on Schedule 3.11 of the Disclosure Schedules, the Companies hold all of the material Governmental Licenses necessary for the ownership, use and/or operation of the Companies, the Business, or any Business Facility as currently conducted to comply in all material respects with all Legal Requirements, other than ministerial Governmental Licenses that are non-discretionary in nature.  Each such Governmental License is in full force and effect, and the Companies are in compliance in all material respects with the terms and conditions of such Governmental Licenses. Sellers and Companies have not received any written notices that any of the Companies are in violation of any of the terms or conditions of any such Governmental Licenses.  To Seller’s Knowledge, and except as set forth on Schedule 3.12 of the Disclosure Schedules, there are no outstanding violations, notices of non-compliance or Orders adversely affecting any of the Governmental Licenses and no condition (other than the impact the closing of this transaction may have on Governmental Licenses) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation or adverse modification of any of the Governmental Licenses (other than by expiration of the term set forth therein).

3.12        Litigation; Proceedings.  Except as set forth on Schedule 3.12 of the Disclosure Schedules, there are no actions, suits, proceedings, hearings, Orders, charges, complaints or claims of a material nature pending or, to Seller’s Knowledge, threatened against the Companies, any of their respective assets or the Business; and none of the Companies are subject to any judgment, Order or decree of any court or Governmental Authority (other than such items of general applicability).  No Company is subject to any Order by which the Companies or any of their respective assets or properties is bound, other than Orders of general applicability.  There is no litigation pending or, to Seller’s Knowledge threatened against or involving (a) the Companies which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the transactions contemplated hereby or (b) any officer or employee of the Companies in connection with such Person’s relationship with, or actions taken by such Person on behalf of, the Companies.

3.13        Compliance with Laws.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, each of the Companies is in compliance in all material respects with all applicable Orders, statutes, laws, ordinances, codes, rules, regulations or requirements of any Governmental Authority.  Except for matters set forth on Schedule 3.13 of the Disclosure Schedules, no notice has been received by the Companies alleging a violation of or Liability or potential responsibility under any such law, rule or regulation which is pending or remains unresolved, non-compliance with which could have a Material Adverse Effect.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, to Seller’s Knowledge, no investigation or review by any Governmental Authority is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same with reference to such non-compliance.

3.14        Environmental Matters.  Except as set forth on Schedule 3.14 of the Disclosure Schedules:

(a)          Schedule 3.14 of the Disclosure Schedules sets forth all sites owned or operated by any of the Companies and at which the Companies are performing or have been requested to perform Remediation Activities, or are paying Losses with respect to the same, and the current status with respect to such Remediation Activities.

(b)          The Seller has made available to Purchaser true and complete copies of the most recent Phase I environmental reports in the possession of Sellers or the Companies relating to any real property owned or operated by any of the Companies.

(c)          As to each site at which any Company operates the Business, such Company either:  (i) has at all times had in place, and continues to have in place, commercially reasonable levels of insurance covering potential Environmental Liabilities at such sites, or (ii) has such site enrolled in a state program providing remediation protection for the consequences of any fuel tank leak. Each site at which any Company owns or operates a fuel storage tank is registered with the state in which such tank is located.

(d)        Except as expressly stated in this Section 3.14 and the related indemnification in Article 9 with respect to any breach or violation of this Section 3.14, the Companies and Seller, Buchanan and the other Seller’s Shareholders make no representations or warranties, covenants or indemnities to Purchaser or the Purchaser Indemnities concerning or relating to any environmental matters.

3.15        Employees.

(a)          Except as set forth on Schedule 3.15 of the Disclosure Schedules, each of the Companies has complied in all material respects with all applicable laws in the United States relating to the employment of labor, including, but not limited to, provisions thereof related to wages, hours, equal opportunity, collective bargaining, layoffs, immigration compliance and the collection and payment of social security and other withholding taxes.

(b)         Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no administrative charges or court complaints pending or, to Seller’s Knowledge, threatened against the Companies before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any Governmental Authority concerning alleged employment discrimination, wage and hour violations or any other matters relating to the employment of, or compensation to, labor.  There are no unfair labor practices charges or complaints pending or, to Seller’s Knowledge, threatened against the Companies before the National Labor Relations Board.

(c)          (i) There is no labor strike, dispute, work stoppage or slowdown pending or, to Seller’s Knowledge, threatened, (ii) there are no collective bargaining agreements or other labor union agreements to which the Companies are a party or by which any of them is bound, nor is any Company the subject of any legal proceeding asserting that any Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions, (iii) no Company has experienced any union organizing activities which are underway or, to Seller’s Knowledge, threatened, (iv) there is no request for representation pending and no question concerning representation has been raised, and (v) there is no union related grievance or arbitration pending involving the Companies.

(d)          Except for a Section 401(k) plan, there are no agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of disability for the benefit of any employee or former employee or consultant of the Companies or for the benefit of the dependents of any such person in operation.

(e)          No Company is delinquent in any payment for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed on behalf of the Companies.

(f)          Each Company is and has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

3.16        Employee Benefit Plans.

(a)          Except for a Section 401(k) plan and as disclosed on Schedule 3.16, neither the Companies nor any Commonly Controlled Entity, maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, nor have they ever maintained, contributed to, had any obligation to contribute to, or had any Liability with respect to, any (i) defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) any plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, bonus or compensation benefits, severance benefits, incentive or compensation benefits, “change of control” benefits, or any other program, plan, policy or arrangement, whether written or unwritten, which provides any retirement health, life, disability, accident, vacation, tuition reimbursement or other material fringe benefits (“Other Plans”).  Neither the Companies nor any Commonly Controlled Entity participates in or contributes to, or has ever participated in or contributed to, (i) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), (iii) any “multiple employer plan” as defined in Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code.  None of the Companies nor any Commonly Controlled Entity has incurred any current or potential withdrawal Liability with respect to any Multiemployer Plans.  Neither the Companies nor any Commonly Controlled Entity, maintains or has any obligation to contribute to (or any other Liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-termination or retiree health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.  Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan, each an “Employee Plan”, shall be referred to herein collectively as the “Employee Plans”.  For purposes of this Section 3.16, a “Commonly Controlled Entity” means any entity (whether or not incorporated) which, together with a Company, is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.

(b)         The Companies have made available to Purchaser (i) true and complete current copies of each Employee Plan and amendments thereto (or, if not written, a written summary of its terms), (ii) any related and current trust agreement or other funding agreement, including, but not limited to, insurance contracts, (iii) the most recent IRS determination letter, if any, or, for a plan maintained pursuant to a pre-approved document, opinion letter, if applicable, (iv) any current summary plan description and associated summaries of material modification provided by the Companies to employees concerning the benefits provided under the Employee Plans, and (v) the most recent financial statements and last three (3) Form 5500 annual reports (including attached schedules).

(c)          There are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or, to Seller’s Knowledge, investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency.

(d)          To Seller’s Knowledge, the Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in application in all respects with the applicable requirements of applicable laws, including, but not limited to, ERISA and the Code.  To Seller’s Knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.  No Employee Plan is the survivor of a merger or transfer of assets from another plan.

(e)          For each Employee Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Companies have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(f)          There are no claims pending or, to Seller’s Knowledge, threatened with respect to any of the Employee Plans by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(g)          Neither the Companies, nor any Commonly Controlled Entity has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plans or modify or change any existing Employee Plans (except as required by law) that would affect any employee or terminated employee, manager or director of the Companies or any Commonly Controlled Entity.

(h)        Except as set forth on Schedule 3.16 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Companies nor the performance by the Companies of this Agreement nor the consummation of the transactions contemplated hereby will (i) other than as referred to in Section 4.5, accelerate the time of payment or vesting, or increase the amount of compensation due any such director, manager, officer, employee, independent contractor, or consultant to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Employee Plan; (iv) result in any “excess parachute payment” as defined in Section 280G of the Code; (v) require a gross-up or other payment to any “disqualified individual” as defined in Section 280G of the Code; or within the meaning of  under any of the Employee Plans or (vi) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(i)          The Companies are in compliance, in all material respects, with the requirements of the Affordable Care Act (“ACA”), including, without limitation, the timely and accurate filing of all required forms necessitated by the ACA.  Nothing has occurred that has subjected or could reasonably be expected to subject the Company or any Commonly Controlled Entity to an assessable payment under Section 4980H of the Code. The Companies have received no notice (other than notices for calendar years prior to 2018 with respect to which the Companies have paid any and all amounts owed by the Companies) that an employee has received a premium tax credit to help pay for health coverage through a Health Insurance Marketplace, and none of the Companies have been assessed, or received any communication from the Internal Revenue Service proposing to assess, any assessable payment under Section 4980H of the Code (other than notices for calendar years prior to 2018 with respect to which the Companies have paid any and all amounts owed by the Companies).

(j)         No failure to meet any of the requirements of Section 409A(a) of the Code has occurred, and nothing has occurred that has subjected or could reasonably be expected to subject an employee or other service provider to the Company or any Commonly Controlled Entity to inclusion of income pursuant to Section 409A(b) of the Code.

(k)         All “health plans” and “group health plans” (as those terms are defined by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”)) that the Companies or any of their Commonly Controlled Entities sponsors are in compliance in all material respects with all applicable requirements under HIPAA.  Specifically, but without limitation, all such health plans timely adopted the legally necessary policies and procedures, business associate agreements, and other required documentation to comply in all material respects with privacy component of HIPAA and the regulations issued thereunder including but not limited to 45 CFR 160 and CFR Part 164 (“HIPAA Regulations”) as amended from time to time.  To Seller’s Knowledge, neither the Companies, any of their Commonly Controlled Entities, nor any of their respective health plans or group health plans, have violated any applicable requirements of HIPAA or the HIPAA Regulations.

3.17       Insurance.  Schedule 3.17 of the Disclosure Schedules sets forth a complete list of each material insurance policy issued to the Companies.  All such insurance policies are legal, valid, binding and enforceable and in full force and effect and none of the Companies is in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums).  To Seller’s Knowledge, all policies to which the Companies are a party (a) taken together, provide adequate insurance coverage for the assets and the operations of the Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Companies, (b) are sufficient for compliance with all Legal Requirements and Contracts to which the Companies are a party, and (c) will, to the extent it is a component of the captive insurance program in which the Companies participate, continue in full force and effect for a period of four (4) years following Closing with respect to those claims noted on Schedule 3.12(b) and for each additional covered claim that may be made for events which pre-date Closing and all premiums payable for such four year period have been paid in full.

3.18        Tax Matters.

(a)          Each of the Companies has filed all Tax Returns required by the appropriate Governmental Authority to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  Excluding real estate taxes, (i) all Taxes due and owing by the Companies (whether or not shown on any Tax Returns) have been paid and (ii) any unpaid Taxes due and owing as of the Closing Date will be paid by Seller.  No written claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that any Company is or may be subject to taxation by that jurisdiction.

(b)          Except as set forth on Schedule 3.18(b) of the Disclosure Schedules:

(i)         None of the Companies (or any of their members or managers on behalf of the Companies) has consented to extend the time or waived the statute of limitations in relation to any Tax that may be assessed or collected by any Governmental Authority that will extend beyond the Closing Date;

(ii)          None of the Companies (or any of their members or managers on behalf of the Companies) has requested or been granted an extension of the time for filing any Tax Return which is due prior to the Closing Date to a date later than the Closing Date;

(iii)         There is no action, suit, taxing authority proceeding or audit now in progress or pending against or with respect to the Companies (or their members relating to the Companies) with respect to any Tax;

(iv)         No written claim has been made by any Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to Tax by that jurisdiction;

(v)        Each of Buck’s, Chicago SPE and Collinsville is and will be an S corporation for federal income tax purposes up to and including the date that their stock is contributed to Seller. After such contribution and prior to their conversions to limited liability companies, each of Buck’s, Chicago SPE and Collinsville will be a “qualified subchapter S subsidiary” of Buck’s Holdco (as that term is defined in Section 1361(b)(3)(B) of the Code) for federal income tax purposes.  From the time of their conversions to limited liability companies and up to and including the Closing Date, each of Buck’s, Chicago SPE and Collinsville will be a disregarded entity for federal income tax purposes. Each of Buchanan North and Buchanan South is and will be a disregarded entity for federal income tax purposes and each will be a disregarded entity for federal income tax purposes up to and including the Closing Date.  C.T. Jewell is and will be a qualified subchapter S subsidiary of Buck’s for federal income tax purposes up to and including the date that Buck’s stock is contributed to Seller. After such contribution and prior to its conversion to a limited liability company, C.T. Jewell is and will be a qualified subchapter S subsidiary of Seller for federal income tax purposes. From the time of its conversion to a limited liability company and up to and including the Closing Date, C.T. Jewell will be a disregarded entity for federal income tax purposes. From the date of its formation and up to and including the Closing Date, Buck’s Intermediate will be a disregarded entity for federal income tax purposes;

(vi)         None of the assets of any Company constitutes tax-exempt bond financing property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe harbor lease or other contract as a result of with such Company is not treated as the owner for U.S. federal income Tax purposes;

(vii)        None of the Companies has been a member of an Affiliated Group (other than a group of which either of the Companies is or was the parent or has any Liability for Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise);

(viii)       None of the Companies is a party to or bound by any Tax allocation or Tax sharing agreement;

(ix)         There are no Liens (other than Permitted Liens) for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies;

(x)         Each of the Companies has withheld and paid (or will pay when due) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(xi)         None of the Seller or any of the Companies is a “foreign person” within the meaning of Section 1445 of the Code;

(xii)       No Company (or member thereof by virtue of its ownership in such Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding, or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign tax laws); (E) installment sale or open transaction disposition made on or prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; or (G) any election under Section 108(i) of the Code or comparable provisions of state, local or foreign Tax laws;

(xiii)       No Company has entered into any “reportable transactions” as defined in the Treasury Regulations;

(xiv)       No Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361; and

(xv)        No Company has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the United States.

3.19        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Companies.

3.20        Relationships with Related Parties.

(a)         Except as set forth on Schedule 3.20(a) of the Disclosure Schedules, (i) no Company is indebted, directly or indirectly, to any officer, shareholder, member, manager or employee of the Companies, other than to officers, shareholders, members, managers and employees for salaries for services rendered and reimbursable business expenses and for benefits under the Employee Plans disclosed on Schedule 3.16(a) of the Disclosure Schedules, and (ii) no officer, shareholder, member, manager or employee of the Companies is indebted to the Companies, except for advances made to officers, shareholders, members, managers and employees of the Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

(b)          Except as set forth on Schedule 3.20(b) of the Disclosure Schedules, to Seller’s Knowledge, no officer, shareholder, member, manager or employee of the Companies (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Companies as currently conducted or (ii) owns of record or as a beneficial owner, any interest or any other financial or a profit interest in a Person that has ongoing material business dealings or a material financial interest in any transaction with the Companies.  No officer, shareholder, member, manager or employee of the Companies is a party to any Contract with the Companies (except for employment Contracts and Employee Plans set forth on Schedule 3.16(a) of the Disclosure Schedules).

3.21        Accounts Receivable.  All accounts receivable generated by the Companies as reflected on the books and records of the Companies resulted from valid bona-fide transactions in the ordinary course of business.

3.22       Financial Books and Records.  The financial books and records of the Companies have been maintained in all material respects in accordance with sound business practices and GAAP and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (a) the financial position of the Companies and (b) all material transactions of the Companies required or appropriate (as a matter of good business practice) to be reflected therein.

3.23        EMV Card Reader.  All hardware necessary for EMV card readers has been, or will be, installed inside all of the Companies’ stores and at each of the Companies’ gasoline or fuel pumps prior to Closing.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER
AND THE SELLER’S SHAREHOLDERS

Except as set forth on the Disclosure Schedules, each of the Seller and the Seller’s Shareholders represents and warrants to the Purchaser, as to himself, herself or itself, effective as of the date hereof (unless another effective date is specified in this Article 4) and, if the Closing occurs, as of the Closing Date as if made at and as of such date, as follows; provided, however, none of the same shall apply to any environmental matters; and provided further, however, that to the extent a Seller’s Shareholder joins in this Agreement subsequent to the date hereof, such representations and warranties shall be deemed given by such party on the date of joinder rather than on the date hereof:

4.1        Organization and Power.  Each of the Seller and Seller’s Shareholders, if such Seller’s Shareholder is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Except as set forth on Schedule 4.1 of the Disclosure Schedules, each of the Seller and the Seller’s Shareholders that are entities is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which Seller and each such Seller’s Shareholder does business, as listed on Schedule 4.1 of the Disclosure Schedules.  As of the date hereof and as of the Closing Date, each of the Seller and the Seller’s Shareholders has or will have, respectively, all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  True, accurate and complete copies of the Seller’s Organizational Documents, including all amendments thereto, have heretofore been delivered to Purchaser.

4.2        Authorizations of Transactions.  Each of the Seller and the Seller’s Shareholders, if a business entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  As of the date hereof and as of the Closing Date, the execution, delivery and performance by Seller and the Seller’s Shareholders of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been or will have been, respectively, duly and validly authorized by Seller and the Seller’s Shareholders, and no other act or proceeding on the part of Seller and the Seller’s Shareholders, or its officers, directors, managers, shareholders or members, is or will be, respectively, necessary to authorize the execution, delivery or performance by Seller and the Seller’s Shareholders of this Agreement or any other agreement contemplated hereby and the consummation of any of the transactions contemplated hereby or thereby.  As of the date hereof and as of the Closing Date, this Agreement has been duly executed and delivered by Seller and Seller’s Shareholders, and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Seller and the Seller’s Shareholders will each constitute, a valid and binding obligation of Seller and the Seller’s Shareholders, enforceable against Seller and the Seller’s Shareholders in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

4.3        No Violation.  As of the date hereof and as of the Closing Date, except as set forth on Schedule 4.3 of the Disclosure Schedules, neither the execution, delivery and performance by Seller and the Seller’s Shareholders of this Agreement and the other documents contemplated hereby to which such Seller or Seller’s Shareholders is a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, result in a breach of any of the provisions of; constitute a default under, result in the violation of; give any third party the right to terminate or to accelerate any obligation under; result in the creation of any Lien (other than Permitted Liens) upon the equity or assets of such Seller or Seller’s Shareholders or the Companies under; or, except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5 by Seller, the Seller’s Shareholders, the Companies and the Purchaser, require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other Person under, any material Contract to which such Seller or Seller’s Shareholders are bound, or any law, statute, regulation, rule, Order or other restriction of any Governmental Authority or court to which such Seller or Seller’s Shareholders is subject.

4.4        Litigation.  There are no actions, suits, proceedings, Orders or investigations pending or, to the Seller’s Knowledge, threatened against the Seller or Seller’s Shareholders, at law or in equity, or before or by any federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Seller’s or the Seller’s Shareholders’ performance under this Agreement, the other agreements contemplated hereby to which Seller or Seller’s Shareholders are a party or the consummation of the transactions contemplated hereby or thereby.

4.5        Brokerage.  Other than the Seller’s obligations to B of A Securities, Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller, Seller’s Shareholders or the Companies.

4.6        Ownership.  When the Restructuring is implemented, Seller will hold of record, as of the Closing Date, that number of shares and membership interests, as applicable, of the Seller Equity described on Schedule 4.6 of the Disclosure Schedules, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act of 1933, as amended, and state securities laws).  Except as set forth on Schedule 6.12 of the Disclosure Schedules, Seller is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of Seller’s interest in the Companies, as applicable.  Except as set forth on Schedule 6.12 of the Disclosure Schedules, there are no outstanding or authorized (i) options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller or the Seller’s Shareholders are a party or which is binding upon the Seller providing for the issuance, disposition or acquisition of any of the Seller Equity, equity interests in the Companies or any rights or interests exercisable therefor or (ii) obligations of the Seller to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.

4.7        Governmental Consents and Authorizations.  Except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5 by the Seller, the Seller’s Shareholders, the Companies and the Purchaser, no consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority are required to be obtained or made by Seller or the Seller’s Shareholders in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other transactions contemplated hereby to which Seller or the Seller’s Shareholders is or will be a party or the consummation by Seller or the Seller’s Shareholders of the transactions contemplated hereby (except as to be obtained by Purchaser hereunder).

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser, represents and warrants, effective as of the expiration of the date hereof (unless another effective date is specified in this Article 5) and, if the Closing occurs, as of the Closing Date as if made at and as of such date, as follows:

5.1        Organization and Power.  As of the date hereof and as of the Closing Date, the Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  As of the date hereof and as of the Closing Date, the Purchaser has or will have, respectively, all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2        Authorization.  As of the date hereof and as of the Closing Date, the execution, delivery and performance by the Purchaser of this Agreement and the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been or will have been, respectively, duly and validly authorized by the Purchaser and no other act or proceeding on the part of the Purchaser or its officers, directors, managers, shareholders or members, is or will be, respectively, necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  As of the date hereof and as of the Closing Date, this Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Purchaser will each constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

5.3        No Violation.  As of the date hereof and as of the Closing Date, neither the execution, delivery and performance by the Purchaser of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its Organizational Documents or any Contract, obligation or instrument to which the Purchaser is a party or by which it is bound or affected; or (b) except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5 by the Seller, the Companies and the Purchaser, require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other Person under the provisions of any law, statute, rule, regulation or Order or other restriction of any Governmental Authority or court or any material Contract to which the Purchaser is subject, or by which the Purchaser is bound or affected.

5.4        Governmental Authorities and Consents.  As of the date hereof and as of the Closing Date, except for any applicable filings required under the HSR Act and related actions set forth in Section 6.5 by the Seller, the Companies and the Purchaser, no consents, waivers, licenses, notices, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority are required to be obtained or made by the Purchaser in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other transactions contemplated hereby to which the Purchaser is or will be a party or the consummation by the Purchaser of the transactions contemplated hereby.

5.5        Investment Representations.

(a)          Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act. Purchaser will execute and deliver to Seller such documents as Seller may reasonably request in order to confirm the accuracy of the foregoing.

(a)          Purchaser is acquiring the equity of the Companies as investment for the Purchaser’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by law, including securities laws. Purchaser has no present intent to resell or distribute all or any part of the equity of the Companies, except as permitted by law, including securities laws.

(b)          Purchaser acknowledges and agrees that the interests comprising the equity of the Companies are characterized as “restricted securities” under the securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations the equity of the Companies may be resold without registration under the Securities Act only in certain limited circumstances. In this respect, Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.

(c)          Purchaser has had the opportunity to ask questions of Seller and its representatives and to obtain information from such representatives as necessary to evaluate the merits and risks of acquiring the equity of the Companies and no representations concerning such matters or any other matters related to such investment have been made to the Purchaser except as set forth in this Agreement. Purchaser has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Purchaser, including the tax and other economic considerations related to the investment.

(d)          Purchaser: (i) understands and acknowledges that the Purchaser’s investment in the equity of the Companies involves a high degree of risk; (ii) has knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the acquisition of the equity of the Companies as contemplated by this Agreement; and (iii) is able to bear the economic risk of the investment in the equity of the Companies for an indefinite period of time and can afford to suffer a complete loss of the investment in the equity of the Companies.

5.6        Brokerage.  Other than the Purchaser’s obligations to Goldman Sachs, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by the Purchaser.

5.7        Solvency.  As of Closing and after giving effect to the transactions contemplated herein (including the receipt of any financing incurred by Purchaser to consummate such transactions and all repayments or refinancings of indebtedness, payments of amounts required to be paid in connection with the consummation of such transactions and payments of all related fees and expenses), Purchaser will be Solvent.  Purchaser is not incurring any obligation or taking any other action in connection with the transactions contemplated herein with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

5.8        Independent Investigation.  In making the decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of the Companies, the Seller’s Shareholders and Seller set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Companies (including Purchaser’s own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Companies).  Purchaser confirms to Seller and the Seller’s Shareholders that Purchaser is sophisticated and knowledgeable in the business of the Companies and is capable of evaluating the matters set forth above.  PURCHASER FURTHER ACKNOWLEDGES THAT NEITHER SELLER, SELLER’S SHAREHOLDERS, THE COMPANIES NOR ANY OF THEIR AFFILIATES AND REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY RELATED AGREEMENT OTHER THAN THE WAREHOUSE LEASE. NEITHER SELLER, SELLER’S SHAREHOLDERS, THE COMPANIES NOR ANY OF THEIR AFFILIATES MAKES OR PROVIDES, AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, CONDITION, PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES, THE BUSINESS OR ASSETS OF THE COMPANIES OR ANY PART THEREOF.

ARTICLE 6.
COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing (unless otherwise indicated), but not after the Expiration Date:

6.1        General.  Subject to the other terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).  In connection with the foregoing, the Purchaser shall cooperate with Seller, the Seller’s Shareholders and the Companies, without cost or obligation to Purchaser and subject to the terms and conditions hereof, in order for the Seller to obtain the consents and approvals listed on Exhibit B or on Schedule 3.4 of the Disclosure Schedules.  Notwithstanding anything herein to the contrary, and except as may be required in connection with obtaining approval of the transactions contemplated hereby under the HSR Act or Antitrust Laws, in no event will Seller, Seller’s Shareholders or the Companies be required to commence or participate in any Proceeding.

6.2        Operation of Business.  Except as specifically contemplated by the Restructuring and the dividend, distribution and transfer of the Excluded Assets or Cash, Seller shall use its commercially reasonable efforts to:  (i) conduct the Business in the ordinary course consistent with past practice, (ii) maintain the assets of the Companies in normal operating repair and condition, to make repairs and to make replacements, subject to reasonable wear and tear, (iii) except for the extension and waiver under the Branded Jobber Contract with BP Products North America Inc., dated November 3, 2020, maintain in good standing its relationships with the suppliers and customers of the Business, (iv) manage the working capital of the Business (including the timing of collection of accounts receivable and the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice, (v) cause the Companies to preserve and maintain, renew or replace all of its Governmental Licenses in the ordinary course of business, (vi) cause the Companies to pay its debts, Taxes and other obligations when due, and to cause the representations in Section 3.18(b)(v) above as to the tax status of certain of the Companies to be true as of Closing, (vii) cause the Companies to maintain in full force and effect without modification, all material insurance policies listed on Schedule 3.17 in the ordinary course of business, except as required by applicable Law, (viii) cause the Companies to defend and protect its properties and assets from infringement or usurpation, (ix) cause the Companies to perform in the ordinary course of business all of its obligations under all Contracts relating to or affecting the Company Real Property, assets, or Business, (x) cause the Companies to maintain its books and records in accordance with past practice, and (xi) cause the Companies to comply in all material respects with all applicable Laws.  Notwithstanding the foregoing, the Companies and Seller shall take all actions and do all things necessary with regard to Fuel Supply Contracts (as defined below) as contemplated by Section 6.9.  In addition, Seller shall obtain and provide to the Purchaser on or before Closing evidence of submission pursuant to the Delinquent Filer Voluntary Compliance Program, including a receipt for payment of the penalty, of a complete Form 5500 with all required schedules and attachments, including separate financial statements and notes thereto required by Section 103 of ERISA, for each plan year of the Buck’s, Inc. 401(k) Profit Sharing Plan from 2013 through 2019 inclusive (the filings referred to in this sentence are the “Compliance Filings”).

6.3        Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser acknowledges and agrees that it is not acquiring certain assets located on Company Real Property or used in the operations of the Companies that are listed on Schedule III attached hereto (collectively, the “Excluded Assets”).  The Excluded Assets shall be retained by Seller or Seller’s Shareholders, as applicable, with any physical Excluded Assets removed from the Company Real Property prior to the Closing. Purchaser and the Companies shall cooperate in a commercially reasonable manner with Seller and Seller's Shareholders after Closing, without cost to Purchaser and the Companies, to allow Seller and the Seller's Shareholders to realize on or otherwise obtain the value of the Excluded Assets, such cooperation to include, as appropriate, permitting the pursuit of litigation in the name of the Companies and such related authorizations or powers of attorney as is determined, in good faith, to be mutually acceptable to Purchaser and Seller.

6.4        Notice of Developments.

(a)          The Companies and the Sellers shall give prompt written notice to the Purchaser of any development occurring after the date hereof and prior to the Closing Date of which Seller obtains Knowledge that reasonably could be expected to cause any of the representations and warranties in Articles 3 or 4 to be inaccurate as of the date deemed given or the Closing Date.  The Purchaser will give prompt written notice to the Seller of (i) any development occurring after the date hereof and prior to the Closing Date that reasonably could be expected to cause any of the representations and warranties in Article 5 to be inaccurate as of the date hereof or the Closing Date, and (ii) any fact or condition of which Purchaser becomes aware which could excuse the Purchaser from Closing.

(b)          The Seller, Seller’s Shareholders and the Companies, on the one hand, and the Purchaser, on the other, agree that, (i) from time to time on or before the Closing Date, Seller, Seller’s Shareholders and the Companies may complete, supplement, amend or otherwise update their respective portions of the Schedules in all respects, and (ii) with respect to their respective representations and warranties contained in this Agreement, Seller, Seller’s Shareholder and the Companies shall have the continuing right and obligation until the Closing to supplement or amend promptly their respective portions of the Schedules with respect to any matter thereafter arising that, if existing as of the date hereof, would have been required to be set forth or described in such Schedules (such newly completed supplemented, amended or updated Schedules to be referred to herein collectively as the “Updated Schedules”).  The Updated Schedules shall at all times become and be the Seller’s and the Seller’s Shareholders’ Schedules for all purposes of this Agreement.

6.5        HSR Act and Other Approvals.

(a)          Subject to the terms and conditions of this Agreement, from the date hereof until the Closing Date, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the transactions contemplated hereby as promptly as practicable, including the preparation and filing of all reports, forms, registrations, documents, instruments and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to seek any requisite consents, authorizations or approvals from any Person or Governmental Authority; provided that the Seller’s Shareholders and the Companies shall split equally with Purchaser the out of pocket fees paid to a Governmental Authority in connection with the HSR Act filing.  Purchaser agrees that the Seller, Seller’s Shareholders and the Companies shall not have any liability to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents or because of the default, acceleration or termination of or loss of right under any contract or other agreement or this Agreement as a result thereof.  Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 6.5(c) and (d), and not the provisions of this Section 6.5(a), shall apply with respect to the subject matter of Sections 6.5(c) and (d).

(b)          To the extent permitted by applicable law, each Party shall consult with the other Parties with respect to, and provide any information and assistance reasonably requested by the other Parties in connection with, all material filings made with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  If any Party or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable law, after consultation with, and the good faith consideration of the views of, the other Parties, an appropriate response in substantial compliance with such request.

(c)          In addition to and without limiting any of the other covenants of the Parties contained in this Section 6.5, the Parties shall use reasonable best efforts to (i) prepare and make any appropriate filings under the HSR Act as promptly as practicable after the execution of this Agreement (and in any event no later than two (2) Business Days following the date of this Agreement), (ii) substantially comply, at the earliest practicable date, with any request for additional information or documentary material received by them, or any of their respective Affiliates from the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters concerning the transactions contemplated hereby, (iii) cooperate with and assist each other in connection with any filing under the HSR Act and in connection with attempting to resolve any antitrust investigation or other inquiry concerning the transactions contemplated hereby commenced by the FTC, the DOJ, any state attorney general or any other Governmental Authority, (iv) attempt to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust law so as to enable the Closing to occur as soon as reasonably possible, and (v) advise the other Parties promptly of any communication received by such Party from the FTC, the DOJ, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and, subject to applicable law, permit the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication to the FTC, the DOJ, any state attorney general or any other Governmental Authority regarding the transactions contemplated hereby.  In addition, no Party shall agree to participate in any substantive meeting or discussion with, submit any materials to or take any material substantive position with the FTC, the DOJ, any state attorney general or any other Governmental Authority in respect of any filings, investigation or another inquiry regarding the transactions contemplated hereby, or enter into any agreements with the FTC, the DOJ, any state attorney general or any other Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with, and considers in good faith the views of, the other Parties in advance and, to the extent permitted by the FTC, the DOJ, any state attorney general or any other Governmental Authority, gives the other Parties the opportunity to attend and participate. Each party shall furnish counsel to the other Parties with copies of all correspondence, filings and communications between them and their Affiliates and representatives, on the one hand, and any Governmental Authority or members of their staffs, on the other hand, regarding the transactions contemplated hereby.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Purchaser shall, on behalf of the Parties, control and lead all communications and strategy relating to any inquiry by any Governmental Authority and lead the process to obtain any necessary approval, consents, waivers, authorizations, and other confirmations from any Governmental Authority, subject to good faith consultations with the Company.

(d)          Each Party will use reasonable best efforts to take such action as may be required to cause the expiration of the waiting period under the HSR Act as promptly as practicable with respect to the transactions contemplated by this Agreement and in any event prior to the Expiration Date.  Each Party will use reasonable best efforts to resolve any inquiry or objections as may be asserted by any Governmental Authority under the Antitrust Laws with respect to the transactions contemplated by this Agreement.  Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Parties shall each request early termination of the applicable waiting period under the HSR Act.  In addition to and without limiting the foregoing, the Parties agree that if any Governmental Authority objects to or prohibits the closing of any of the transactions contemplated by this Agreement under any Antitrust Law, the Parties shall work together in good faith and with reasonable best efforts to agree upon a mutually acceptable solution to the objection or prohibition.  If, after ten days following formal receipt of such an objection or prohibition by any Governmental Authority and no mutually acceptable solution can be agreed upon, the Parties may terminate this Agreement.  Notwithstanding the above, no Party may terminate this Agreement under the above provision if the Governmental Authority will permit the transactions contemplated by this Agreement upon the exclusion from these transactions and the separate sale of ten or less stores identified by the Governmental Authority.  The Parties shall cooperate to sell the identified stores and, subject to the occurrence of Closing under this Agreement, provide Purchaser the proceeds from such sale(s). Within two Business Days after the closing of the sale of the identified stores, Buchanan shall pay to Purchaser one half of (i) the product of the total number of stores required to be sold minus five, multiplied by (ii) the average store price differential, calculated as the amount by which (A) the trailing twelve months EBITDA for all stores required to be sold, multiplied by the multiple of EBITDA paid by Purchaser in this transaction, exceeds (B) the total proceeds received by Purchaser for the sale(s) of all such identified stores required to be sold, divided by (C) the number of stores required to be sold.  The Purchase Price shall not otherwise be reduced.

As a further inducement for the Seller to enter into this Agreement, the Purchaser covenants and agrees that it will not, either directly or indirectly, affiliate in any manner with any third party to fund, consummate or participate in any manner with the transactions contemplated by this Agreement that could adversely impact the ability to obtain consents from any Governmental Authority without the express written consent of the Seller.  The Purchaser acknowledges and agrees that Seller shall under no circumstances be obligated to so consent and the Seller may reasonably withhold its consent in its sole and complete discretion.  The Purchaser shall advise the Seller in writing of the identity and scope of participation of each such third party within five (5) Business Days of the date hereof.  The Seller shall advise the Purchaser of the grant or withholding of consent within two (2) Business Days of receipt of the complete information with respect to such third party as described above.  In the event the Purchaser or its Affiliates intends to provide or share any Confidential Information of the Seller or the Companies to or with any third party prior to the Closing Date, the Purchaser shall cause such third party, as a condition precedent to receiving such information, to enter into a confidentiality agreement with the Seller in form and substance substantially the same as the Confidentiality Agreement.

6.6        Exclusivity.

(a)          From and after the date hereof and prior to the termination of this Agreement, none of the Companies, the Seller’s Shareholders nor the Seller will take any action to (a) solicit, initiate,  encourage, facilitate or continue inquiries or the submission of any Acquisition Proposal , (b) enter into or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates, including the Companies, to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect, or that could lead to, an Acquisition Proposal.  Neither Seller nor any Seller’s Shareholder will vote his, her, or its capital stock or membership interests, as applicable, in favor of any such Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Companies’ properties or assets; but excluding in all events the Restructuring.

(b)          In addition to the other obligations under this Section 6.6, the Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by the Seller) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller and the Seller’s Shareholders agree that the rights and remedies for noncompliance with this Section 6.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser. If the Purchaser successfully enforces any rights and remedies for noncompliance with this Section 6.6, the Purchaser shall also have the right to recover reasonable attorneys’ fees from the Seller.

6.7        Affiliated Transactions.  Except as disclosed on Schedule 6.7 of the Disclosure Schedules, the Companies, Seller and the Seller’s Shareholders will cause all Contracts and transactions by and between Seller, any Seller’s Shareholder and any Affiliate of Seller or the Seller’s Shareholders (other than the Companies), on the one hand, and the Companies, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Companies, Seller or the Seller’s Shareholders or their Affiliates, and will deliver to the Purchaser evidence of such terminations that is reasonably acceptable to the Purchaser.

6.8        Guarantees.  Prior to Closing, Buchanan, the Seller and the Seller’s Shareholders shall use commercially reasonable efforts to obtain releases from all letters of credit, bonds, security deposits, financial assurances, guarantees and other surety obligations or Liabilities for all such arrangements given by Buchanan, Seller, the Seller’s Shareholders or their Affiliates (other than the Companies) for the benefit of the Companies or the Business (each a “Credit Support Arrangement”), including those set forth on Schedule II attached hereto. The Purchaser shall cooperate with Buchanan, Seller and Seller’s Shareholders in connection therewith, including providing information and assurances as to compliance with existing agreements to assist in obtaining such releases.  Purchaser shall indemnify and hold Seller, Buchanan and the other Seller’s Shareholders harmless from and against any and all Losses resulting from the failure of the Companies or their successors to comply, after the Closing Date, with any written agreement that is the subject of any Credit Support Arrangement which has not been released in full without continuing liability to Seller, Buchanan and the other Seller’s Shareholders.

6.9        Motor Fuel Supply Contracts.  Prior to Closing, Seller shall cause the Companies to continue any and all contracts pursuant to which the Companies and/or any dealers are supplied motor fuel for resale (the “Fuel Supply Contracts”). Unless Purchaser, within the sixty (60) day period immediately following Closing, notifies in writing the supplier under such Fuel Supply Contract, with copy to Seller and Seller’s Shareholders, of termination of such Fuel Supply Contract, Seller and Seller’s Shareholders shall have no Liability under such Fuel Supply Contracts following the Closing.  In the event Purchaser shall provide such notice of termination of any such Fuel Supply Contract, the Seller shall pay any fees, penalties, or other obligations imposed by such supplier pursuant to the terms of the applicable Fuel Supply Contract for cancellation of fuel supply, and Seller shall indemnify and hold Purchaser harmless from any such fee, penalty, or other obligation including any fee under any related contract or commitment by the Companies in effect prior to Closing that is made payable as a result of termination of any Fuel Supply Contract. Purchaser shall provide Seller prompt notice, together with all related/supporting documentation, in the event Purchaser receives notice of an assertion of any claim from a supplier for which Purchaser asserts indemnification pursuant to this Section 6.9. Purchaser shall provide Seller and Seller’s Shareholders with access to all information necessary to confirm and verify the accuracy of the amount of any such fees claimed to be so owed.  Prior to Closing, Purchaser shall inform Seller and Seller’s Shareholders in writing, on a good faith but non‑binding basis, of Purchaser’s intention in regard to termination of each Fuel Supply Contract within the sixty (60) day post-Closing period.  Purchaser and the Companies shall assume and pay when due the costs of all fuel supplied pursuant to the Fuel Supply Contracts subsequent to Closing and (i) prior to the effective date of termination under such notices and (ii) under any continued supply if Purchaser shall elect continued supply (without notice of termination by Companies), indemnifying and holding Seller and Seller’s Shareholders harmless thereon.  Seller and Seller’s Shareholders shall have no obligations or Liability pursuant to this Section 6.9 or otherwise with respect to a Fuel Supply Contract in the event, following Closing, any Company or Purchaser amends such Fuel Supply Contract prior to the termination thereof.

6.10       Access to Information.  From the date hereof and prior to termination of this Agreement, the Seller shall, and shall cause the Companies to, (a) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the Company Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Companies as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller and the Purchaser to cooperate with the Purchaser in their investigation of the Companies; provided, however, that such access and inspection right shall exclude any invasive environmental testing, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Companies and the Company Real Property.  Purchaser shall provide at least two (2) days advance written notice to Seller and the Seller’s Shareholders indicating what access it desires.  Any investigation pursuant to this Section 6.10 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Seller, the Seller’s Shareholders or the Companies.  No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement. Purchaser and its Representatives will comply with all Data Protection Requirements and the Confidentiality Agreements.

6.11      Data Privacy.  Each of the Companies (a) will comply in all material respects with Data Protection Requirements applicable to the operations of its business, (b) will maintain all material rights and permissions commercially reasonable and necessary to lawfully use Personal Data in accordance with Data Protection Requirements, and (c) will maintain a commercially reasonable privacy and information security program as a private company to protect the security and confidentiality of (i) Personal Data in accordance with applicable Data Protection Laws and (ii) the Systems of each of the Companies.

6.12      Restructuring.  Prior to the Closing, the Seller and the Seller’s Shareholders shall take the actions set forth on Schedule 6.12 of the Disclosure Schedules (the “Restructuring”) as are reasonably necessary to implement the structure set forth on Schedule 6.12 of the Disclosure Schedules (the “Closing Structure”).  The Seller and the Seller’s Shareholders shall be entitled to modify or amend the Closing Structure only with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  The Seller and the Seller’s Shareholders shall provide the Purchaser an opportunity to review any agreements, resolutions, formation documents and other instruments that are prepared to effectuate the Restructuring and shall consider in good faith any comments the Purchaser may have thereon.

6.13      Captive Insurance Commitments.  The Business participates in a captive insurance and reinsurance program providing the coverage listed on Schedule 6.13.  Purchaser intends to terminate that coverage immediately following the Closing without prejudice to coverage for pre-Closing occurrences.  As that coverage is all provided on an “occurrence” basis, Seller and Buchanan commit to make available to the Companies, at no cost to the Companies, continuing coverage for a four year period following Closing for those claims noted on Schedule 3.12(b) and for each additional covered claim that may be made for occurrences prior to Closing.  As a part of that captive insurance and reinsurance program, Buck’s Inc. owns common shares issued by Federated Limited (the “Common Share Interest”).  Seller and Buchanan shall use commercially reasonable efforts to get the consents and approvals necessary to transfer the Common Share Interest from Buck’s Inc. to a person or entity that is not affiliated with any of the Companies after the Closing.  Following the Closing, and until the fourth anniversary of the Closing, Seller and Buchanan shall deliver to Purchaser, as and when received under the captive insurance program, but no less frequently than quarterly (to the extent available), reports from the insurers or administrators that describe, to the extent available in such report, for each claim that was open at any time during the period, a description of the claim, any action during the period relating to such claim, the amount reserved for such claim, and the status of any litigation related to such claim.  Seller and Buchanan indemnify and agree to hold the Companies harmless from:  (i) any payment that is demanded by any sponsor or other participant in the captive insurance program, or (ii) any failure by the captive insurance program to provide the four years of continuing coverage described above. The Purchaser and the Companies shall fully cooperate in the investigation and defense of all related claims. Purchaser and the Companies shall provide such support in furtherance of such investigations and defense as reasonably requested by Seller and Buchanan and such related authorizations and powers of attorney as is determined in good faith to be mutually acceptable to Purchaser, Seller, and Buchanan. Notwithstanding anything to the contrary, Seller and Buchanan make no representation, warranty, covenant, or indemnity that a claim will be covered to the extent Purchaser or the Companies do not comply with their obligations in this Section 6.13 as to such claim.

6.14      Financing Cooperation.  Prior to the Closing, the Seller and the Companies shall use their commercially reasonable efforts to provide cooperation and financial information relating to the Companies in each case only to the extent reasonably requested by the Purchaser in connection with obtaining any financing of the transactions contemplated hereby (the “Financing”).  The commitment of Seller and the Companies under this Section 6.14 shall impose no cost, expense or liability on or to Seller, the Companies or the Seller’s Shareholders beyond the cost, expense and liability of Purchaser’s now pending due diligence beyond customary practice for financings similar to the Financing, and shall in no event expand the scope of Purchaser’s now pending due diligence and shall in no event impact or delay the closing of the transactions contemplated by this Agreement, which the parties anticipate to be in calendar year 2020.  Purchaser shall cause any third party who may receive or review any confidential information of the Companies to agree to keep such information confidential on terms customary for financings which are similar to the Financing. Any restrictions on Purchaser’s access to information shall apply mutatis mutandis to any such third parties.  Notwithstanding anything to the contrary in this Section 6.14 or otherwise, in no event shall the receipt or availability of any funds or financing (including without limitation the Financing) by or to the Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser under this Agreement.

ARTICLE 7.
CLOSING CONDITIONS

7.1        Conditions Precedent to Obligation of the Purchaser.  Unless waived by the Purchaser, the obligation of the Purchaser to consummate the transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

(a)          Accuracy of Representations and Warranties.  The representations and warranties (other than the Fundamental Representations) of the Seller, the Seller’s Shareholders and the Companies contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty by its terms is limited to a specific date, in which case as of such specified date).  The Fundamental Representations of the Seller, the Seller’s Shareholders and the Companies contained in this Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty by its terms is limited to a specific date, in which case as of such specified date).

(b)          Compliance with Obligations.  The Companies, Seller and each of the Seller’s Shareholders must have performed and complied in all material respects with all of its or their covenants, other than the covenants in regard to Compliance Filings, to be performed or complied with at or prior to the Closing (singularly and in the aggregate).

(c)          No Material Adverse Effect.  Since the date of this Agreement, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies.

(d)          Consents.  The Seller, the Purchaser and the Companies must have received the consents listed on Exhibit B attached hereto.

(e)          HSR Act Waiting Period.  Any applicable waiting period under the HSR Act must have expired or been terminated.

(f)          No Adverse Litigation.  There must not be pending any action, or any action threatened in writing, by or before any Governmental Authority to restrain, prohibit, invalidate or result in damages arising out of the transactions contemplated by this Agreement.

(g)          Closing Deliveries.  The Purchaser shall have received the closing deliveries set forth in Section 2.3(b).

(h)          Escrow Agreements.  The Purchaser shall have received both the Fuel Supply and Captive Escrow Agreement and the Indemnity Escrow Agreement duly executed by the Escrow Agent and Seller.

(i)          Restructuring.  The Seller, the Seller’s Shareholders and the Companies  shall have completed the Restructuring.

(j)          Warehouse Lease.  Buchanan shall have entered into the Warehouse Lease.

(k)          Indebtedness. All Indebtedness, other than the Remaining Indebtedness, of the Companies as of the Closing Date shall have been fully repaid.

7.2        Conditions Precedent to Obligation of the Companies, Seller and the Seller’s Shareholders.  Unless waived by the Seller, the obligation of the Seller, the Seller’s Shareholders and each Company to consummate the transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

(a)          Accuracy of Representations and Warranties.  The representations and warranties (other than the Fundamental Representations) of the Purchaser contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty by its terms is limited to a specific date, in which case as of such specified date).  The Fundamental Representations of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the date made and on and as of the Closing Date as if made at and as of such date (except to the extent that any such representation and warranty by its terms is limited to a specific date, in which case as of such specified date).

(b)          Compliance with Obligations.  The Purchaser must have performed and complied in all material respects with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing.

(c)          HSR Act Waiting Period.  Any applicable waiting period under the HSR Act must have expired or been terminated.

(d)          No Adverse Litigation.  There must not be pending any action, or any action threatened in writing, by or before any Governmental Authority to restrain, prohibit, invalidate or result in damages arising out of the transactions contemplated by this Agreement.

(e)          Closing Deliveries.  The Seller and the Companies shall have received the closing deliveries set forth in Section 2.3(c).

(f)          Escrow Agreements.  The Seller shall have received both the Fuel Supply and Captive Escrow Agreement and the Indemnity Escrow Agreement duly executed by the Escrow Agent and Purchaser.

ARTICLE 8.
TERMINATION

8.1        Termination of Agreement.  The Parties may terminate this Agreement on or prior to Closing as provided below:

(a)          The Purchaser, the Companies and the Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b)          The Purchaser, the Companies or the Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(c)          Subject to the limitations of Section 7.1(a), the Purchaser may terminate this Agreement if the representations and warranties of the Companies, the Seller or the Seller’s Shareholders shall fail to be true and correct which in the aggregate would have a Material Adverse Effect on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within ten (10) days after written notice of such failure is given to the Companies, the Seller or the Seller’s Shareholders, as applicable, by the Purchaser;

(d)          The Purchaser may terminate this Agreement if the Companies, the Seller or the Seller’s Shareholders (i) fails to perform when due any of its covenants in this Agreement, including the Restructuring, which would have a Material Adverse Effect and (ii) does not cure such default in all material respects within ten (10) days after notice of such default is given to the Companies, the Seller, or the Seller’s Shareholders, as applicable, by the Purchaser;

(e)          The Purchaser may terminate this Agreement if a Material Adverse Effect with respect to the Companies first occurs or is disclosed after the date hereof;

(f)          The Purchaser may terminate this Agreement if any condition in Section 7.1 has not been satisfied as of the date specified for Closing in Section 2.3(a) or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and that the Purchaser has not waived such condition on or before such date;

(g)          Subject to the limitations of Section 7.2(a), the Seller, the Seller’s Shareholders or the Companies may terminate this Agreement if the representations and warranties of the Purchaser shall fail to be true and correct which in the aggregate would have a Material Adverse Effect on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within ten (10) days after written notice of such failure is given to the Purchaser by the Seller, the Seller’s Shareholders or the Companies, as applicable;

(h)          The Seller, the Seller’s Shareholders or the Companies may terminate this Agreement if the Purchaser (i) fails to perform when due any of its covenants in this Agreement which would have a Material Adverse Effect and (ii) do not cure such default in all material respects within ten (10) days after notice of such default is given to the Purchaser by the Seller, the Seller’s Shareholders or the Companies, as applicable; and

(i)          The Seller, Seller’s Shareholders or the Companies may terminate this Agreement if (i) any condition in Section 7.2 has not been satisfied as of the date specified for Closing in Section 2.3(a), (ii) satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Seller’s Shareholders to comply with their obligations under this Agreement) and Seller has not waived such condition on or before such date or (iii) Purchaser for any reason elects not to consummate the Closing on or before the Expiration Date; provided, however, no Party may assert a right to terminate as provided above without the consent of the other Parties if such asserting Party is then in breach of this Agreement in any material respect.

8.2        Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1 above, (a) all rights and obligations of the Parties hereunder shall terminate without any liability of a Party to any other Party (except for any liability of any Party then in breach), except for the provisions of this Article 8, Sections 9.3, 9.4 and 9.7 and Article 10, each of which shall survive any termination of this Agreement, (b) the Purchaser shall return to the Companies any Confidential Information of the Companies or Seller delivered to the Purchaser prior to the date of such termination, and (c) the Purchaser shall be deemed to irrevocably waive and release any and all claim or right with respect to the Seller, the Seller’s Shareholders, the Seller Equity, the Companies, the Company Real Property, each Business Facility, and Seller, the Seller’s Shareholders and the Companies shall be under no restriction or limitation arising by, through or under the Purchaser with respect to the sale or conversion of the Seller Equity, the Companies, the Company Real Property, and any Business Facility to any other Person.

8.3        Extensions; Waiver.  At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing (and, with respect to Sections 9.3(b), 9.3(c), 9.4, and 9.9 also with respect to periods on or prior to Closing):

 9.1       Indemnification.

(a)          The Seller’s and Buchanan’s Indemnification.

(i)        Subject to the other limitations in this Article 9, the Seller and Buchanan agree, jointly and severally, to defend, indemnify and hold harmless the Purchaser and its officers, directors, managers, employees, stockholders, members, partners, agents and representatives (collectively, the “Purchaser Indemnitees”) against any claim, loss, Liability, fine, interest, penalty, deficiency, damage, tax, diminution in value, or expense (including reasonable legal expenses and costs) (each a “Loss”, and collectively the “Losses”) which such Purchaser Indemnitee suffers as a result of: (A) the breach by the Seller, Buchanan or the other Seller’s Shareholders of, or any inaccuracy in, any of the representations or warranties contained in Article 3 or Article 4 hereof, or in any certificate, instrument or agreement delivered by the Seller in connection with this Agreement; (B) the breach or non-fulfillment by Seller or the Seller’s Shareholders of any of its covenants, agreements or obligations made by it contained in this Agreement or in any certificate, instrument or agreement delivered by the Seller or Seller’s Shareholders in connection with this Agreement; and (C) for fraud by Seller or Seller’s Shareholders in connection with this Agreement.

(ii)       The Seller and Buchanan will not be liable under Section 9.1(a)(i) for a breach of any representation or warranty or for any indemnification under Section 9.9 unless written notice of a possible claim for indemnification is given by the claiming Purchaser Indemnitee to the Seller and Buchanan on or before (A) with respect to representations and warranties other than Fundamental Representations or Tax Warranties, the General Survival Date, (B) with respect to Fundamental Representations, the Extended Survival Date, and (C) with respect to Tax Warranties, the Tax Survival Date.  The covenants and agreements of Seller and Seller’s Shareholders that are contained in this Agreement and required to be performed or complied with after the Closing shall survive in accordance with their terms.  All covenants and agreements of Seller, Seller’s Shareholders and the Companies that are contained in this Agreement that are to be performed or complied with prior to the Closing shall terminate on, and shall not survive, the Closing.

(iii)      The indemnification provided for in Sections 9.1(a)(i) above (and under Section 9.9) is subject to each of the following limitations:

(A)    The Seller and Buchanan shall not be liable to the Purchaser Indemnitees under Section 9.1(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9.1(a)(i)(A) exceed $5,800,000.00 (the “Basket”), after which the Seller and Buchanan shall be required (subject to the other terms of this Agreement) to pay or be liable for all such Losses only in excess of the Basket.  The aggregate amount of all Losses for which Seller and Buchanan shall be liable pursuant to Section 9.1(a)(i) shall not exceed $40,000,000.00 (the “Cap”).  Notwithstanding the foregoing, the limitations set forth in this Section 9.1(a)(iii)(A) shall not apply to Losses arising out of, with respect to or by reason of any breach of a covenant in Article 6 (including failure to make the Compliance Filings) or this Article 9, any inaccuracy in or breach of a Fundamental Representation or fraud on the part of the Seller or the Seller’s Shareholders.

(B)    It shall not be necessary for any claim, action, investigation or allegation to have been brought or commenced by any third party or Governmental Authority for the Seller’s and Buchanan’s indemnity obligations to apply.

(C)    The Seller and Buchanan shall not have any Liability for claims for indemnification made under this Article 9 unless a Claim Notice (as defined below) is provided by the Purchaser to the Seller and Buchanan prior to the expiration of the General Survival Date, the Extended Survival Date or the Tax Survival Date, whichever is applicable.

(D)   The Seller and Buchanan shall not be liable to indemnify the Purchaser Indemnitees to the extent the obligation to pay or the amount of any Tax (or Loss) pursuant to Section 9.9(a) is triggered or increased by the Purchaser or by the post-Closing acts of any Company, other than such acts taken by the Purchaser or post-Closing acts by a Company (1) to file Tax Returns (whether previously filed or not in a jurisdiction), (2) to reasonably initiate any voluntary disclosure proceeding relating to Taxes for non-compliance or (3) to otherwise try to reasonably comply with applicable Legal Requirements (whether for periods (or portions thereof) ending on, before or after the Closing Date); provided that, to the extent any such acts may increase the Seller’s or Buchanan’s liability for any Taxes (or Loss) pursuant to Section 9.9(a) for the Pre-Closing Date Tax Period in excess of $10,000 or are reasonably likely to trigger an audit by a taxing authority of any Company with respect to the Pre-Closing Date Tax Period, the Purchaser shall obtain the Seller’s and Buchanan’s prior consent to such acts (which consent shall not be unreasonably withheld, conditioned or delayed, and shall not, under any circumstance, prevent Purchaser from taking any action it deems prudent or necessary to comply with any Legal Requirement) and permit the Seller and/or Buchanan to contest, at its expense and in the name of the Purchaser or such Company (or the name of Seller or any Seller’s Shareholder, if the Seller or Buchanan shall so determine), such increase in any Company’s, Seller’s or Buchanan’s liability or such audit with the applicable taxing authority at the Seller’s or Buchanan’s sole cost and expense.

(E)  For purposes of this Section 9.1(a) and Section 9.1(b), any inaccuracy in a breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)          Purchaser’s and Companies’ Indemnification.

(i)       The Purchaser and the Companies agree, jointly and severally, to indemnify the Seller and the Seller’s Shareholders and their respective officers, directors, managers, employees, stockholders, members, partners, agents and representatives (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Loss which any Seller Indemnitee suffers, as a result of:  (A) the breach by the Purchaser of, or any inaccuracy in, any representation or warranty contained in Article 5 hereof or in any certificate, instrument or agreement delivered in connection with this Agreement;  (B) the breach or non-fulfillment by the Purchaser of any covenant, agreement or obligation of Purchaser contained in this Agreement or in any certificate, instrument or agreement delivered in connection with this Agreement; (C) the breach by the Companies of any Closing (to the limited extent of post-Closing acts or omissions or as otherwise applicable to the post-Closing period) or post‑Closing covenant or agreement of the Companies contained in this Agreement or in any certificate, instrument or agreement delivered in connection with this Agreement; (D) any Liability relating to, resulting from, or arising out of, any Credit Support Arrangement; (E) any Environmental Liabilities, including without limitation, any Liability or Remediation arising pursuant to Environmental Laws or with respect to Hazardous Materials and arising from or relating to events, conditions or circumstances existing or occurring in connection with the Companies, the Business or any of the Business Facilities, as of, before or after the Closing; and (F) any Liability relating to, resulting from, or arising out of, any termination of this Agreement or related exercise of rights by Seller, Seller’s Shareholders or the Companies pursuant to the terms hereof.

(ii)      The Purchaser shall not be liable with respect to any claim under Section 9.1(b)(i)(A) for a breach of any representation or warranty unless written notice of a possible claim for indemnification is given by the claiming Seller Indemnitee to the Purchaser on or before (A) with respect to representations and warranties other than Fundamental Representations, the General Survival Date, and (B) with respect to Fundamental Representations,  the Extended Survival Date.  The covenants and agreements of the Purchaser and the Companies that are contained in this Agreement and required to be performed or complied with after the Closing shall survive without limitation as to time.

(iii)      It shall not be necessary for any claim, action, investigation or allegation to have been brought or commenced by any third party or Governmental Authority for the Purchaser’s and the Companies’ indemnity obligations to apply.

(iv)      The Purchaser shall not be liable to the Seller Indemnitees under Section 9.1(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9.1(b)(i)(A) exceeds the Basket, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 9.1(b)(i) shall not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 9.1(b)(iv) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.5, any breach of a covenant in Article 6 or this Article 9, any breach of a Fundamental Representation, any breach of any obligation to remit the Purchase Price or deliver or pay in full the Purchase Money Note, the Indemnity Escrow Promissory Note, the Captive Promissory Note, and the Fuel Supply Escrow Promissory Note, or fraud on the part of the Purchaser or its Affiliates.

(c)          Indemnification Procedures.

(i)      Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 9.1(a) or (b) must give the Seller and Buchanan or the Purchaser, as the case may be, written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the indemnified party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the indemnified party by a third party or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Seller and Buchanan or the Purchaser, as the case may be, will not relieve the indemnifying party of its obligations pursuant to Section 9.1(a) or (b), except and only to the extent that rights or defenses of the indemnifying party are forfeited or impaired by reason of such failure. Following receipt of a Claim Notice, the Parties shall for a period of fifteen (15) Business Days attempt to reach a mutually acceptable agreement with respect to the Claim Notice. If no such agreement is reached, the claiming Party shall be entitled to pursue the remedies available to it under the law and in compliance with the terms of this Agreement, including Section 10.10.

(ii)     Control of Defense; Conditions.  After receipt of a Claim Notice relating to a third party claim, the indemnifying party shall be entitled, if it so elects by written notice to the indemnified party within thirty (30) days following the indemnifying party’s receipt of a Claim Notice, (A) to take control of the defense and investigation of such third party claim and (B) to employ and engage attorneys of its own choice that are reasonably satisfactory to the indemnified party to handle and defend the same if the indemnifying party acknowledges its obligation to indemnify the indemnified party for any Losses resulting from such claim.  The indemnified party shall, with respect to any third party claim, promptly deliver to the indemnifying party, but in any event within twenty (20) Business Days after the indemnified party’s receipt thereof, copies of all notices, court papers and material correspondence received by the indemnified party relating to the third party claim.  The indemnified party shall provide, at the indemnifying party’s cost and expense, such information and documentation that is not subject to the attorney-client privilege or other applicable privilege or under court seal as the indemnifying party may reasonably request in order to evaluate its indemnification obligations hereunder in order to determine whether to assume the defense of such third party claim.  If the indemnifying party chooses to defend any third party claim, all the Parties hereto shall reasonably cooperate in the defense or prosecution of each third party claim at the indemnifying party’s cost and expense (subject to the limitations set forth in this Agreement).  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the other of records and information which are reasonably relevant to such third party claim, and making relevant employees available on a mutually convenient basis.

(iii)    Control of Defense; Exceptions, etc.  The indemnified party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided, however, that notwithstanding the foregoing, the indemnifying party shall bear the fees and expenses of such separate counsel incurred prior to the date upon which the indemnifying party effectively assumes control of such defense.  If the indemnifying party fails to timely notify the indemnified party that the indemnifying party elects to defend the indemnified party pursuant to the preceding paragraph, or if the indemnifying party elects to defend the indemnified party but fails to reasonably prosecute or settle the claim as herein provided or if the indemnified party reasonably objects to such election on the grounds that counsel for such indemnifying party cannot represent both the indemnified party and the indemnifying party because such representation would be reasonably likely to result in a conflict of interest, then the indemnified party shall have the right to defend, at the sole cost and expense of the indemnifying party (to the extent indemnifiable pursuant to this Article 9), the claim by all appropriate proceedings, which proceedings shall be promptly and reasonably prosecuted by the indemnified party to a final conclusion or settled.  In such a situation, the indemnified party shall have full control of such defense and proceedings and the indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this Section 9.1(c)(iii), and the indemnifying party shall bear its own costs and expenses with respect to such participation.  Whether or not the indemnifying party shall have assumed the defense of a third party claim, no indemnified party shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any third party claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the indemnified party will not be required to obtain any consent of the indemnifying party to any such admission, consent, settlement, compromise or discharge of such claim (and will not prejudice its right to be indemnified with respect to such claim) if the indemnifying party is disputing its obligation or is asserting that it has no obligation to indemnify the indemnified party in respect of such claim. Upon conclusion of the proceedings, the indemnified Party shall be entitled to prompt payment for its determined Losses (subject to the terms of this Agreement).

(iv)    Settlement of Claims.  The indemnifying party must obtain the prior written consent of the indemnified party (which will not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless the proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief on the indemnified party.

(d)          Investigation of the Companies.  Any knowledge of the Purchaser or its representatives prior to Closing, and the delivery by the Seller or the Seller’s Shareholders of any document, waiver or other instrument or written communication hereunder (including the Updated Schedules which will indicate new information), shall diminish, obviate and cure any breach of any of the representations, warranties, covenants or agreements of the Companies (other than post-Closing representations, warranties, covenants and agreements of the Companies), Seller’s Shareholders and/or the Seller that are contained in this Agreement or any other documents contemplated hereby.

(e)          Payments.

(i)        Any payment due pursuant to a Purchaser claim for indemnification with respect to:  (A) Section 6.9 of this Agreement shall first be made by the Escrow Agent from the Fuel Supply Escrow Amount, and (B) the consequence of Seller’s failure to transfer from the Companies the Common Share Interest shall first be made by the Escrow Agent from the Captive Escrow Amount, each pursuant to the Fuel Supply and Captive Escrow Agreement as mutually agreed by Purchaser and Buchanan or not later than thirty (30) days after the amount of the claim is finally determined as provided in the Fuel Supply and Captive Escrow Agreement.  To the extent the amount owed by Buchanan pursuant to Section 6.9 exceeds the Fuel Supply Escrow Amount, Buchanan shall satisfy its obligations within thirty (30) days after the amount of the claim is finally determined by wire transfer of immediately available funds.

(ii)       Any payment due pursuant to a Purchaser claim for indemnification with respect to Section 9.1 and Section 9.9 of this Agreement shall first be made by the Escrow Agent from the Indemnity Escrow Amount pursuant to the Indemnity Escrow Agreement or, to the extent a letter of credit has been substituted pursuant to Section 2.5(f), by draw under such letter of credit, as mutually agreed by Purchaser and Buchanan or not later than thirty (30) days after the amount of the claim is finally determined as provided in the Indemnity Escrow Agreement; provided that a draw under such letter of credit shall not occur unless the amount as mutually agreed remains unpaid  three (3) days  after agreement is reached as to such amount. To the extent the amount owed by Buchanan pursuant to Section 9.1 or Section 9.9 exceeds the Indemnity Escrow Amount, Buchanan shall satisfy its obligations within thirty (30) days after the amount of the claim is finally determined by wire transfer of immediately available funds.

(iii)      Purchaser shall satisfy its obligations with respect to a Seller Indemnitee claim for indemnification within thirty (30) days after the amount of the claim is finally determined by wire transfer of immediately available funds.

(f)          Indemnification Payments as Purchase Price Adjustment.  Any payments made by the Purchaser to the Seller under this Section 9.1 shall be considered an increase to the Purchase Price.  Any payments made by the Seller or Buchanan or by the Escrow Agent on behalf of the Seller or Buchanan to the Purchaser under Section 6.9, this Section 9.1 or Section 9.9 shall be considered a reduction to the Purchase Price.

(g)          Exclusive Remedy.  After the Closing, each of the Parties acknowledges and agrees that the indemnification provisions in Section 6.9, this Section 9.1 or Section 9.9 shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement, except for fraud and except that any Party may seek injunctive or other equitable relief that does not involve the payment of money for any breach or threatened breach of a covenant or agreement under this Agreement or the transactions contemplated hereby.  After the Closing Date, no Party may seek the rescission of the transactions contemplated by this Agreement.

(h)          Calculation of Losses.

(i)        The amount of any Losses payable under Section 6.9, this Section 9.1 or Section 9.9 by the indemnifying party shall be net of any (i) amounts recovered by the indemnified party or its Affiliates under applicable insurance policies, including any captive insurance program of Seller, or from any other Person alleged to be responsible therefor, and (ii) Tax benefit actually realized by the indemnified party or its Affiliates (in the form of an increase in cash refunds received or as a reduction in Taxes otherwise due) arising from the incurrence or payment of any such Loss.  If the indemnified party (i) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Loss, then such indemnified party shall promptly reimburse the indemnifying party for any payment made or out-of-pocket expense incurred by such indemnifying party in connection with providing such indemnification payment up to the amount received by the indemnified party, net of any expenses incurred by such indemnified party in collecting such amount, or (ii) actually realizes or receives any net Tax benefit in the year the Loss were incurred (or in the immediately succeeding year) that was not initially included in the calculation of Loss, then such indemnified party shall promptly pay to the indemnifying party the amount of such net Tax benefit, net of any out-of-pocket expenses incurred by such indemnified party in collecting such amount.

(ii)      Seller and Buchanan shall not be liable under Section 6.9, this Section 9.1 or Section 9.9 for any (A) Loss relating to any matter to the extent that (1) the Purchaser Indemnitees had otherwise been compensated for such matter pursuant to the calculation of Final Working Capital, the adjustment of the Purchase Price under Section 2.2(a) or 2.4 or any other provisions of this Agreement, or (2) such Losses are caused by or result from any action that Seller or any Seller’s Shareholder is requested to take by Purchaser or any of its Affiliates, or for which Purchaser or its Affiliates provide consent, (B) consequential, incidental, indirect, special, or other similar Losses, except to the extent such Losses are finally awarded to be payable to a third party by a court of competent jurisdiction, (C) exemplary, punitive, opportunity cost, or other similar Losses, (D) Losses for lost profits or diminution in value, (E) Losses based on any multiple of earnings or similar calculation, or (F) Losses that would not exist if not for, or to the extent aggravated by, any act or wrongful omission of the Purchaser Indemnitees.

(iii)      Each indemnified party must mitigate in accordance with Legal Requirements any Losses for which such indemnified party seeks indemnification under this Agreement.

(iv)      Each indemnified party and its Affiliates shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 6.9,  this Section 9.1 or Section 9.9 and the indemnifying party shall be deemed subrogated to all such rights of the indemnified party; provided that such obligations and subrogation shall, to the extent waiver of subrogation is permitted by the underlying policies, not provide for or allow claims against Seller, Buchanan or the other Seller’s Shareholders with respect to claims relating to Environmental Liabilities and the matters set forth in Section 9.13 hereof.

(i)          Environmental Matters. Notwithstanding the foregoing provisions of this Section 9 and any other term of this Agreement of otherwise, the Seller, Buchanan and the other Seller’s Shareholders shall have no indemnity or other obligation under this Agreement or otherwise for any Environmental Liabilities except for any breach of a representation or warranty in Section 3.14. Subject to any claim for breach of Section 3.14, all Environmental Liabilities shall be retained by the Companies and Purchaser.

9.2        General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under this Article 9).  The Seller acknowledges and agrees that after the Closing the Purchaser will be entitled to possession of all of the Companies’ documents, books, records, agreements and financial data of any sort relating to the Companies or the Business.

9.3        Confidentiality; Press Release.

(a)          The Seller and each of Seller’s Shareholders will treat and hold as confidential all of the Confidential Information of the Purchaser and the Companies, refrain from using any of such Confidential Information except in connection with this Agreement or the performance of the Seller’s or such Seller’s Shareholder’s duties as an employee, consultant or independent contractor of the Companies, and deliver promptly to Purchaser or the Companies or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in the Seller’s or Seller’s Shareholder’s possession.  If the Seller or Seller’s Shareholder is requested or required (by oral question or request for information or documents in any legal action) to disclose any Confidential Information of the Purchaser or the Companies, the Seller or the Seller’s Shareholder will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective Order or waive compliance with this Section 9.3.  If, in the absence of a protective Order or the receipt of a waiver hereunder, the Seller or Seller’s Shareholder is, on the advice of counsel, compelled to disclose any such Confidential Information to any Governmental Authority, arbitrator or mediator or else stand liable for contempt, the Seller or Seller’s Shareholder may disclose the Confidential Information to the Governmental Authority, arbitrator or mediator; provided, however, that the Seller or Seller’s Shareholder shall use commercially reasonable efforts to obtain, at the request of the Purchaser and at the Purchaser’s expense, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

(b)          From and after the date hereof until the Closing Date, but without expiration in the event this Agreement is terminated, the Purchaser will treat and hold as confidential all of the Confidential Information of the Seller and the Companies, refrain from using any of such Confidential Information and deliver promptly to the Seller or the Companies or destroy, at the request and option of the Seller, all tangible embodiments (and all copies) of such Confidential Information which are in the Purchaser’s possession.  If the Purchaser is requested or required (by oral question or request for information or documents in any legal action) to disclose any Confidential Information, the Purchaser will notify the Seller and the Companies promptly of the request or requirement so that the Seller or the Companies may seek an appropriate protective Order or waive compliance with this Section 9.3.  If, in the absence of a protective Order or the receipt of a waiver hereunder, the Purchaser is, on the advice of counsel, compelled to disclose any such Confidential Information to any Governmental Authority, arbitrator or mediator or else stand liable for contempt, the Purchaser may disclose the Confidential Information to the Governmental Authority, arbitrator or mediator; provided, however, that the Purchaser shall use commercially reasonable efforts to obtain, at the request of the Seller or the Companies and at the Seller’s or Companies’ expense, as applicable, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Seller or the Companies shall designate.

(c)          Except as required pursuant to a Legal Requirement, no Party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the other Party.

9.4        Expenses.  Except as otherwise set forth in this Agreement, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.

9.5        Transition.  Each of Seller’s Shareholders will refer all customer inquiries relating to the Business to the Companies and/or the Purchaser from and after the Closing.

9.6        Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary herein, the Parties shall pay their own transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement when due and the Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Seller (upon the Seller’s consent, which shall not be unreasonably withheld) will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.7        Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement is not performed in accordance with their specific wording or is otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity.

9.8        Restrictive Covenants.

(a)          From and after the Closing Date, Buchanan hereby acknowledges and agrees that (i) the Purchaser would not have entered into this Agreement if Buchanan had not executed and delivered this Agreement to the Purchaser containing this Section 9.8; (ii) Buchanan has had access to information that is confidential to the Purchaser and the Companies that constitutes a valuable, special and unique asset of the Purchaser and the Companies, and with respect to which the Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including, without limitation, those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for enforcement of this Agreement is brought); and (iii) Buchanan recognizes that the goodwill of the Companies’ business affects the value of the Seller Equity and that the restrictions set forth in this Section 9.8 are necessary and required to protect the Confidential Information and Seller Equity.

(b)          Except with respect to any ownership interest in, or other relationship with, Purchaser or the Companies, from and after the Closing Date, for a period of seven (7) years following the Closing Date, Buchanan agrees that he will not (directly or indirectly through any entity or other Person), and shall cause each of his, he or its Affiliates not to, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, independent contractor to, representative or in any of the states listed on Exhibit C hereto (collectively, the “Territory”):

(i)       Carry on or be engaged in or otherwise take part in (whether for his/its own account or for the account of any other Person, other than the Purchaser or its Affiliates) any business which competes with the Business in the Territory; provided, however, that the definition of “Competitive Business” and the restrictions of this Section 9.8 shall not apply to the supply of motor fuel or gasoline products to terminals which are located in or otherwise supply such motor fuel or gasoline products to the Territory (“Competitive Business”);

(ii)       Share in the earnings of, or beneficially own or hold any security issued by or any other economic interest in, or otherwise own or hold any interest in, any Person who or which is directly or indirectly engaged in a Competitive Business in the Territory;

(iii)      Request or suggest, directly or indirectly, that any customer or vendor of the Companies as of the Closing Date, or that has been a customer or vendor of the Companies within two (2) years before the Closing Date, curtail or cancel its business or refrain from doing business with the Companies in the Territory; or

(iv)      Solicit or provide services in the Territory as a Competitive Business to the services of the Companies as performed as of the Closing Date to, for, or on behalf of, directly or indirectly, any customer of the Companies as of the Closing Date, or that has been a customer of the Companies within two (2) years before the Closing Date.

(c)          For a period of five (5) years following the Closing Date, Buchanan agrees that he will not (directly or indirectly through any entity or other Person), and shall cause each of his Affiliates not to, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, representative, or in any other capacity:

(i)        Contact, solicit or enter into any agreement or contract with any employee of the Companies or any Affiliate of the Companies other than Steven Buchanan or Nichole Mallett;

(ii)      Directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Companies or any Affiliate of Companies, any Person who or which is employed by, or otherwise engaged to perform services for, the Companies or any Affiliate of the Companies (whether in the capacity of employee, consultant, independent contractor or otherwise) other than Steven Buchanan or Nichole Mallett; or

(iii)      Request that any present or future employee, agent or independent contractor of the Companies, or any Affiliate of the Companies, curtail or cancel its business or refrain from doing business with the Companies or any Affiliate of the Companies other than Steven Buchanan or Nichole Mallett.

Without limiting the generality of the provisions of this Section 9.8, Buchanan shall be deemed to be carrying on or engaged in a particular business if he, she or it (whether alone or in association with one or more other Persons) is an owner, proprietor, partner, employee, stockholder, member, independent contractor, director, manager or joint venturer of, or a consultant or lender to, or an investor in any manner in, any Person who or which is directly or indirectly engaged in Competitive Business.

(d)          Notwithstanding the foregoing provisions of this Section 9.8, Buchanan or any Affiliate may own or share in the earnings of any Person in a Competitive Business in the Territory, solely as an investment, securities if (i) Buchanan does not, directly or indirectly, beneficially own more than five percent (5%), in the aggregate, of the class of which securities are a part, (ii) such class of securities is publicly traded and (iii) Buchanan has no active participation in such entity.

(e)          Buchanan acknowledges and agrees that the limitations imposed by this non-competition covenant as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill or other business interest of the Purchaser, which are being purchased and for which Buchanan is being compensated pursuant to this Agreement.

(f)          The Purchaser and Buchanan hereby agree that if Buchanan or any Affiliate of Buchanan violates or threatens to violate any of the provisions of this Agreement, it would be difficult to determine the entire cost, damage or injury which the Purchaser would sustain.  Buchanan acknowledges that if he (or his Affiliates) violates or threatens to violate any of the provisions of this Agreement, the Purchaser will not have a complete and adequate remedy at law.  In that event, the Purchaser shall have the right, in addition to any other rights that may be available to it, to seek to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by Buchanan or his Affiliates of any provision of this Agreement or to compel specific performance by Buchanan of one or more of his obligations under this Section 9.8.  The seeking or obtaining by the Purchaser of such injunctive relief shall not foreclose or in any way limit the right of the Purchaser to obtain a money judgment against Buchanan for any damage to the Purchaser that may result from any breach by Buchanan of any provision of this Agreement.  In the event of a breach by Buchanan of any covenant set forth in this Section 9.8, the term of such covenant will be extended by the period of duration of such breach.

(g)          Buchanan acknowledges that the covenants contained in this Section 9.8 are reasonable in geographical and temporal scope and in all other respects.  If any court of competent jurisdiction determines that any of such covenants, provisions or portions of this Agreement, or any part thereof, are unenforceable and invalid, then (i) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (ii) those of such covenants, provisions or portions that are determined to be unenforceable because of the duration or scope thereof shall be severed and/or reformed by the court to reduce their duration or scope so as to render the same enforceable against Buchanan, and (iii) all remaining covenants, provisions, portions and terms of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.9        Tax Matters.

(a)          Tax Indemnification.  Except to the extent taken into consideration in the calculation of Final Working Capital, Buchanan shall indemnify the Companies, Purchaser and each Affiliate of the Purchaser and hold them harmless from and against, any Loss attributable to (i) any and all Taxes imposed on any of the Companies or for which any such Company may otherwise be liable for any Pre-Closing Date Tax Period (excluding the amount of any increase in such Taxes caused by or arising from (A) voluntary changes to the Companies’ depreciation methods after the Closing (unless otherwise required by applicable Legal Requirements) or (B) actions which are excluded from indemnification pursuant to Section 9.1(a)(iii)(D)), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non‑U.S. law or regulation, (iii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Taxes arising from the sale of the Seller Equity or the Common Share Interest and the transactions contemplated thereby and (v) any Taxes resulting from a breach of representations and warranties set forth in Section 3.18.  Notwithstanding anything to the contrary in this Agreement, including Section 9.9 or Section 9.1, because real estate taxes are included in the calculation of Working Capital and Final Working Capital, such real estate taxes are specifically excluded from any indemnification obligation of Seller or Buchanan.

(b)          Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts or payroll of the Companies for the Pre-Closing Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Companies for a Straddle Period relating to the Pre-Closing Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)          Responsibility for Filing Tax Returns and Paying Taxes.  The Seller and Seller’s Shareholders shall prepare and timely file or cause to be prepared and timely filed at their sole cost and expense all income Tax Returns required to be filed by the appropriate Governmental Authority or with respect to the Companies for the period ending on or before the Closing Date that are filed after the Closing Date and Seller and Seller’s Shareholders shall be responsible for, and shall cause to be fully paid to the appropriate Governmental Authority, the amount of Taxes shown as payable with respect to such Tax Returns.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements.  Not later than fifteen (15) days prior to the due date for filing such Tax Returns, the Seller and Seller’s Shareholders shall provide the Purchaser with a copy of such Tax Returns for review and comment and shall make such revisions to such Tax Returns as reasonably requested.  The Purchaser shall prepare and file or cause to be prepared and filed all other Tax Returns for the Companies that are filed after the Closing Date, including Tax Returns for the Straddle Period.  Not later than fifteen (15) days prior to the due date for filing such Tax Returns, the Purchaser shall provide the Seller and Seller’s Shareholders with a copy of such Tax Returns for review and comment and shall make such revisions to the Tax Returns as reasonably requested.  Upon request from the Purchaser, which shall be no earlier than five (5) days before the due date for such a Tax Return, the Seller and Seller’s Shareholders shall pay the Purchaser the amount of Taxes owed by the Seller and Seller’s Shareholders based on its obligations under Section 9.9(a), including the Seller’s share of the Taxes for such Straddle Period, as determined in Section 9.9(b).  The Purchaser and the Seller and Seller’s Shareholders shall each provide the other with all information reasonably necessary to prepare a Tax Return.

(d)          Responsibility for Tax Audits and Contests.  The Seller and Seller’s Shareholders shall control any audit or contest with respect to income Taxes for a Pre-Closing Date Tax Period or, with respect to all other Taxes, for a period ending on or before the Closing Date and the Purchaser shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense.  The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings).  Neither the Purchaser nor the Seller and Seller’s Shareholders shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold.  The Purchaser and the Seller and Seller’s Shareholders shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

(e)          Tax Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving any of the Companies shall be terminated as of the Closing Date and, after the Closing Date, no Companies shall be bound thereby or have any liability thereunder.

(f)          Conflict.  In the event of a conflict between the provisions of this Section 9.9 and any other provision of this Agreement, this Section 9.9 shall control, except to the extent of the provisions of Section 9.1 referenced in Section 9.9(a).

9.10      Release.  Subject to the terms of this Agreement, effective as of the Closing, each of the Companies and the Seller’s Shareholders, for himself, herself, and itself, his, her and its successors and assigns, hereby releases and forever discharges Steven Buchanan and the other Seller’s  Shareholders and their heirs, legal representatives, successors and assigns of and from all claims, demands, charges, actions and causes of action of any kind or nature, at law or in equity, including but not limited to any employment action under federal, state, or local employment law, order, or regulation, or any action arising from any alleged violations of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, common law or otherwise, which any Company or such Seller’s Shareholders has, owns or holds as of the Closing Date, or claims to have, own or hold as of the Closing Date.  This release shall not apply to or relieve Buchanan or the other Seller’s Shareholders of their obligations pursuant to this Agreement or any Ancillary Document.

9.11      Books and Records.  From and after the Closing, the Purchaser shall, and shall cause the Companies to provide the Seller and Seller’s Shareholders and their Affiliates and their representatives with reasonable access (on-site or otherwise, at the Seller’s and Seller’s Shareholders’ sole discretion) during normal business hours, to all books and records of the Companies not subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to periods prior to the Closing Date for any reasonable purpose, including but not limited to (a) preparing Tax returns, (b) defending any claim in respect of which a Claim Notice has been served on the Seller or Buchanan (provided that, solely with respect to lawsuits between the Parties hereto, the requirements of applicable law, and not this Agreement, shall govern the obligation of the Purchaser to provide the Seller, Buchanan or their Affiliates with Records, as defined herein, and other information requested by the Seller, Buchanan or their Affiliates with respect to such matter) and (c) preparing the calculations as referred to in Section 2.4.  Unless otherwise consented to in writing by the Seller or Buchanan, the Purchaser shall not, for a period of six (6) years following the Closing Date or such longer period as retention thereof is required by applicable law or such longer period as the Seller or Buchanan may have potential indemnification liability hereunder, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to the Seller or Buchanan such Records.

9.12      Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing or such longer period as the Purchaser or the Companies may have potential indemnification liability hereunder, the Purchaser shall not, and the Purchaser shall not permit the Companies to, amend, repeal or modify any provision in the certificate of formation or limited liability company agreement (or other organizational documents) of the Companies or their Affiliates relating to the exculpation or indemnification of any officers, directors or managers (unless required by law), it being the intent of the Parties that the current and prior officers, directors and managers of the Companies and their Affiliates shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

9.13      Environmental Matters.

(a)          Compliance with Laws.  After the Closing, the Purchaser and the Companies acknowledge and agree that the Purchaser and the Companies shall be responsible for compliance with all Environmental Laws and Environmental Licenses (and any rules or regulations promulgated thereunder) in connection with the Company Real Property, and the Business Facilities. If required pursuant to Legal Requirements, with respect to the underground storage tanks at the Company Real Property and the Business Facilities, the Purchaser and the Companies shall be responsible for notifying Governmental Authorities of the change in control of the Companies and of the underground storage tanks and at the Purchaser’s and the Companies’ sole cost and expense, arranging for required inspection, if any.  The Seller, Buchanan and the other Seller’s Shareholders shall not be responsible for any tank or equipment noncompliance that may be found as a result of such inspections, unless such noncompliance was required to be disclosed pursuant to Section 3.14 and was not disclosed.

(b)          Purchaser’s and Companies’ Obligation to Participate in Environmental Insurance Fund.  The Purchaser shall, and shall cause the Companies after Closing to, take all necessary and appropriate action to obtain and retain the eligibility of the Company Real Property and the Business Facilities under any UST reimbursement program, direct pay program, UST reimbursement fund or other similar environmental compliance, clean-up or reimbursement programs or funds authorized by applicable state insurance funds or any third party insurance, including without limitation the submission of additional applications, documentation and payments required therefor.  Following Closing, the Purchaser shall, and shall cause the Companies to, also meet any and all pre-approval requirements of the state insurance funds or any third party insurance, if any, including any requirement for the submission of applications and/or payments prior to Closing.

(c)          Acknowledgements and Assumption of Risk.  Except for any breach of a representation or warranty in Section 3.14, the Purchaser and the Companies acknowledge and agree that the Purchaser and the Companies shall be solely responsible at their sole expense for, and shall retain all Liabilities and risk associated with, any and all Contamination and other Environmental Liabilities.  Except as set forth in Section 3.14, the Companies, the Company Real Property and the Business Facilities are being transferred (directly or indirectly) “AS IS, WHERE IS” with all faults including environmental conditions and no indemnification for the Environmental Liabilities is given by the Seller or the Seller’s Shareholders.  The Seller and the Seller’s Shareholders shall have no obligation to perform any environmental assessments or mitigations at the Company Real Property, the Business Facilities or underlying real estate.

(i)        THE PURCHASER ACKNOWLEDGES THAT CERTAIN TANKS CONTAIN OR HAVE CONTAINED EXPLOSIVE GASES AND HAVE BEEN USED FOR THE STORAGE OF PETROLEUM PRODUCTS.  THESE TANKS ARE UNFIT FOR THE STORAGE OF WATER OR ANY OTHER ARTICLE OR COMMODITY INTENDED FOR HUMAN OR ANIMAL CONTACT OR CONSUMPTION AND THE PURCHASER EXPRESSLY AGREES NOT TO USE OR PERMIT THE USE OF ANY TANK FOR SUCH STORAGE.

(ii)      THE PURCHASER ACKNOWLEDGES THE REMEDIATION ACTIVITIES ON THE COMPANY REAL PROPERTY AND THE BUSINESS FACILITIES AS DESCRIBED ON SCHEDULE 3.14 OF THE DISCLOSURE SCHEDULES ATTACHED HERETO.

(d)          Release and Indemnity.

(i)      Release.  Except as specifically set forth in this Agreement, the Purchaser expressly understands and agrees to accept the Company Real Property the Business Facilities in their “AS IS, WHERE IS” condition as of Closing.  Except for any breach of any of the representations, warranties, covenants or other agreements as specifically set forth in Section 3.14, the Purchaser and its Affiliates (including the Companies and their Affiliates) shall make no claim against the Seller, the Seller’s Shareholders, their Affiliates, their officers and directors, employees, agents, attorneys, subsidiaries and affiliate companies and divisions, and all of their successors and assigns (collectively the “Seller Entities”) with respect to: (A) any Contamination; (B) any Environmental Liabilities; (C) any Remediation Activity (including but not limited to the ongoing Remediation referred to in Section 9.13(e)); (D) all Contracts between the Companies and a remediation contractor; and (E) the environmental condition of the Company Real Property or the Business Facilities, or the Companies’ ownership or operation of the Company Real Property or the Business Facilities.  Effective upon the occurrence of the Closing, the Companies, the Purchaser and their Affiliates hereby release the Seller, the Seller’s Shareholders and their Affiliates from ANY AND ALL CLAIMS, INCLUDING, BUT NOT LIMITED TO, THOSE ARISING FROM THE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE AND STRICT LIABILITY) AND WILLFUL MISCONDUCT, OF THE RELEASED PARTIES PRIOR TO CLOSING, whether such claims are now existing or arising in the future, foreseen or unforeseen, known or unknown, at law or in equity, including those which arise out of or relate to or result in any way from, allegedly or in fact, the condition of the Company Real Property, the Business Facilities, any Contamination, or the ownership or operation of the Company Real Property or the Business Facilities by the Seller, Seller’s Shareholders,  the Companies or any other party. This release shall include, but is not limited to (w) any Environmental Liabilities, (x) any and all claims under Environmental Laws or Environmental Licenses; (y) any and all claims for injury, death, destruction, loss or damage to the person or property of the Companies, the Purchaser and their Affiliates arising out of (1) the environmental condition of the Company Real Property or the Business Facilities, and the improvements and the equipment on the Company Real Property or the Business Facilities and (2) the existence of Contamination at, on, under, or migrating or originating from the Company Real Property or the Business Facilities and (z) any and all liability for further assessment, cleanup and remediation of any and all Contamination at the Company Real Property or the Business Facilities. The Purchaser expressly assumes, and the Companies shall retain, all such liabilities related to the foregoing.  Notwithstanding the foregoing, nothing in this Section 9.13(d)(i) shall release the Seller, Seller’s Shareholders, the Companies or any other party from any breach of any of the representations, warranties, or covenants of the Seller, the Seller’s Shareholders, or the Companies as specifically set forth in Section 3.14.

(ii)    Indemnity.  Purchaser and the Companies, jointly and severally, shall protect, defend (with counsel reasonably acceptable to the Seller), indemnify and hold harmless the Seller and the Seller’s Shareholders from and against any claim for Liabilities, Losses, costs, expenses (including reasonable attorneys’ and consultants’ fees), damages or injuries of whatever kind or nature, sustained, suffered or incurred by Seller or any of the Seller’s Shareholders directly or indirectly arising out of, resulting from, relating to or connected with (A) any Environmental Liabilities, (B) any Contamination; (C) any Remediation Activity (including but not limited to the ongoing Remediation referred to in Section 9.13(e)) performed by or on behalf of Purchaser or the Companies; (D) changes in, modifications to or amendments of Environmental Laws that were in effect prior to the Closing Date or Environmental Laws promulgated, made or enacted on or after the Closing Date irrespective of whether the events giving rise to such liabilities occurred prior to, on or after the Closing Date; (E) any breach of Purchaser's or the Companies’ duties, Liabilities, obligations or covenants under this Section 9.13; (F) any fine, penalty or other legal or equitable claim or cause of action against Seller or any Seller’s Shareholder arising from or relating to any Contamination; and (G) any act or omission on the part of the Purchaser or the Companies and their agents and contractors during their presence or activity on or about the Company Real Property or the Business Facilities prior to the Closing Date, including during any due diligence.  Notwithstanding the foregoing, nothing in this Section 9.13(d)(ii) shall obligate Purchaser or the Companies to indemnify the Seller and Seller’s Shareholders from any breach of any of the representations, warranties, or covenants of the Seller, the Seller’s Shareholders, or the Companies as specifically set forth in Section 3.14.

(e)          Completion of Ongoing Remediation.  Remediation Activities are being performed at the Company Real Property or the Business Facilities by the Companies’ remediation contractors as listed on Schedule 3.14 of the Disclosure Schedules as of the date of this Agreement.  Following Closing, the Purchaser shall, and shall cause the Companies to, complete the Remediation Activities by fulfilling the responsibilities and obligations under the contracts entered into (i) between the Companies and the remediation contractors, (ii) between the Companies and any predecessor in title, and (iii) any remediation plans, highway authority agreements, municipal agreements, or similar commitments between the Companies and Governmental Authorities.  Completion of Remediation Activities shall mean that no further remediation action is required to meet industrial/commercial standards as determined in writing by the applicable Government Authority having jurisdiction over the Company Real Property or  the Business Facilities. Purchaser acknowledges that it has read the Remediation Agreements and, if called upon to complete the Remediation Activities, the Purchaser shall, or shall cause the Companies to, perform the work, and provide the indemnities in accordance therewith.

(f)          Engineering and Institutional Controls.  The Purchaser acknowledges that the Company Real Property and/or the Business Facilities are and may be subject to Engineering and Institutional Controls imposed in connection with previous and ongoing corrective action activities at the Company Real Property and/or the Business Facilities. The Purchaser and the Companies may need to consider the use of Engineering and Institutional Controls to prevent the migration of vapors and/or liquids containing Contamination into any buildings, underground utilities or storm water retention/detention ponds, including, without limitation, vapor extraction systems, vapor barriers, sealed sumps and storm pond liners.  The Purchaser and the Companies shall maintain, preserve, and comply with all Engineering and Institutional Controls that are or may be in the future imposed on the Company Real Property and/or the Business Facilities in connection with the Remediation Activities or corrective action activities conducted prior or subsequent to the Closing Date.

 ARTICLE 10.
MISCELLANEOUS

10.1      Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by the Purchaser, the Companies and the Seller.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2      Notices.  All notices, demands and other communications to be given or delivered to Purchaser, the Seller, the Seller’s Shareholders and the Companies under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by email (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to the Seller or the Seller’s Shareholders or, prior to the Closing, the Companies, to:

Steven Buchanan and Nichole Mallett
7315 Mercy Road
Omaha, Nebraska 68124
Email: steve@buchananenergy.com; nmallett@buchananenergy.com with a copy to (which copy shall not constitute notice hereunder):

McGrath North Mullin & Kratz, PC LLO
1601 Dodge St., Suite 3700
Omaha, Nebraska 68102
Attention: Ronald Comes and Patrick Straka
Email: rcomes@mcgrathnorth.com; pstraka@mcgrathnorth.com

If to Purchaser or subsequent to Closing, the Companies, to:

Casey’s General Stores, Inc.
P.O. Box 3001
One SE Convenience Blvd
Ankeny, Iowa 50021
Attention: Brian J. Johnson
Email: Brian.Johnson@Caseys.com

with a copy to (which copy shall not constitute notice hereunder):

Casey’s General Stores, Inc.	Husch Blackwell LLP
P.O. Box 3001	4801 Main Street #1000
One SE Convenience Blvd	Kansas City, Missouri 64112
Ankeny, Iowa 50021	Attention: Steve Carman
Attention: Doug Beech	Email: Steve.Carman@HuschBlackwell.com
Email: Doug.Beech@Caseys.com

10.3      Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties without the written consent of Purchaser, the Companies or the Seller, as the case may be.

10.4      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5      No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

10.6      Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7      No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.8      Complete Agreement.  This document, the Confidentiality Agreements and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.9      Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.10    Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  To the extent permitted by law, each of the Parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Sioux Falls, South Dakota, over any suit, action or other proceeding brought by any Party arising out of or relating to this Agreement, and each of the Parties hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

10.11    Disclosure Schedules.  Certain information is contained in the Disclosure Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, Liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person.  Each matter disclosed in any section of the Disclosure Schedules in a manner that makes its relevance to one or more other sections of the Disclosure Schedules reasonably apparent will be deemed to have been appropriately included in each such other section of the Disclosure Schedules (notwithstanding the presence or absence of any reference in or to any section of the Disclosure Schedules).

10.12    Legal Representation; Conflicts Waiver.

(a)          Post-Closing Representation.  Each of the Purchaser and its Subsidiaries (including any Subsidiaries after the Closing, including the Companies and their Affiliates), on its own behalf and on behalf of its directors, governors, members, shareholders, partners, managers, officers, employees and Affiliates (collectively, the “Purchaser Group”), hereby consents to McGrath North Mullin & Kratz, PC LLO (“McGrath North”) representing Seller, the Seller’s Shareholders and any of their respective directors, governors, members, shareholders, partners, managers, officers, employees or Affiliates, or any of them (collectively, the “Seller Group”), after Closing in connection with this Agreement, any Ancillary Document, the transactions contemplated herein or any related proceeding, and hereby waives to the extent permitted by Legal Requirements any conflicts of interest that may arise in connection with such representation, including any conflict of interest based on the fact that McGrath North may have represented any member of the Seller Group prior to Closing or in connection with this Agreement, any Ancillary Document, the transactions contemplated herein or any related Proceeding and any conflict of interest based on services McGrath North provides to any of the Seller Group after Closing.

(b)          Attorney-Client Privilege.  All communications involving attorney‑client confidences among any of the Seller, the Seller’s Shareholders, the Companies, their Subsidiaries or Affiliates, and McGrath North or Koley Jessen P.C., L.L.O. (“Koley Jessen”) in the course of the negotiation and documentation of the transactions contemplated herein shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not the Purchaser, the Companies, or their Affiliates) and may be controlled by the Seller (in Seller’s and Buchanan’s  sole discretion).  Without limiting the generality of the foregoing, upon and after Closing, (i) the Seller and Seller’s Shareholders and their Affiliates (and not the Purchaser or its Affiliates) will be the sole holders of the attorney-client privilege with respect to the negotiation and documentation of the transactions contemplated herein (collectively, the “Pre-sale Communications”), and none of the Purchaser or its Subsidiaries (including the Companies after the Closing and their Affiliates) shall be a holder thereof, (ii) McGrath North shall have no duty whatsoever to reveal or disclose any Pre-sale Communications or files pertaining to any Pre-sale Communications to the Purchaser or any of its Affiliates (including the Companies or their Affiliates) by reason of any attorney-client relationship between McGrath North, Koley Jessen and Seller, Seller’s Shareholders and their Subsidiaries and Affiliates or otherwise, (iii) absent the consent of the Seller, neither the Purchaser nor the Companies or their Affiliates following the Closing will have a right to access attorney-client privileged material of the Seller, Seller’s Shareholder or the Companies or their Affiliates related to the transactions contemplated hereby on or after the Closing Date, and (iv) each Party will take the steps necessary to ensure any privilege attaching as a result of McGrath North’s and Koley Jessen’s service as counsel to the Seller, Seller’s Shareholders or any of its Subsidiaries or Affiliates in connection with the transactions contemplated herein and in the Ancillary Documents will survive Closing and will remain in effect (but as stated herein).  In addition, if the transactions contemplated herein are consummated, all of McGrath North’s and Koley Jessen’s records related to such transactions will become property of (and be controlled by) the Sellers and neither the Purchaser nor any of its Affiliates (including any Companies after the Closing and their Affiliates) will retain any copies of such records or have any access to them.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser Group, on the one hand, and a third party other than any of the Seller Group, on the other hand, the Purchaser Group may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

10.13    Rules of Construction.

(a)          All references in this Agreement to Sections, Exhibits and Schedules are references to Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined.  Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(c)          Each Party acknowledges that such Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)          The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.

(e)          All references to currency herein shall be to, and all payments required hereunder shall be measured in, US dollars.

(f)          All accounting terms used herein and not expressly defined herein or modified by GAAP shall have the meanings given to them under GAAP.

10.14    Certain Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, each of the Companies, the Seller and each of the Seller’s Shareholders (collectively, with each of their respective representatives acting as such, the “Company Parties”) hereby agrees:  (a) that any suit, claim, legal action, arbitration, demand or proceeding, whether in law or in equity, whether in contract or in tort or otherwise (each, an “Action”) directly involving any agent, arranger, lender, underwriter or other counterparty with respect to any actual or potential Financing or their respective Affiliates (collectively, with each of their respective representatives acting as such, the “Financing Parties”), arising out of or relating to this Agreement, any Financing or any of the agreements entered into in connection with the Financing or any transaction contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court); (b) that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable agreement relating to the Financing; (c) not to bring or support or permit any of its controlled affiliates to bring or support any Action against any Financing Party arising out of or relating to this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Parties arising out of or relating to this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) that none of the Financing Parties will have any liability to any of the Company Parties relating to or arising out of this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 10.14, and which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

Casey’s General Stores, Inc.

By:	/s/ Brian J. Johnson
Name:	Brian J. Johnson
Title:	Senior Vice President, Investor Relations and Business Development

COMPANIES:

Buck’s, Inc.

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title	President

Chicago SPE (N), Inc.

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title:	President

Buchanan Energy (N), LLC

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title:	Authorized Representative

Buchanan Energy (S), LLC

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title:	Authorized Representative

Buck’s Inc. of Collinsville

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title	President

C.T. Jewell Company, Inc.

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title:	President

Buck’s Intermediate Holdings, LLC

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title	Authorized Representative

SELLER’S SHAREHOLDERS:

/s/ Steven Buchanan
Steven Buchanan

SELLER:

Buck's Holdco, Inc.

By:	/s/ Steven Buchanan
Name:	Steven Buchanan
Title:	President